1933 Act File No. 333-275629

United States Securities and Exchange Commission
Washington, D.C. 20549
Form S-1
Registration Statement
Under
The Securities Act of 1933
Post-Effective Amendment No. 2
Nationwide Life Insurance Company
(Exact name of registrant as specified in its charter)
OHIO	6311	31-4156830
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One Nationwide Plaza, Columbus, Ohio 43215
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Denise L. Skingle
Senior Vice President and Secretary
One Nationwide Plaza
Columbus, Ohio 43215
Telephone: (614) 249-7111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective (February 12, 2025 requested).
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415 under the Securities Act of 1933, check the following box.
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check the following box and list the Securities Act registration statement number of the earlier effective registration
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The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 2 ("PEA") to the Form S-1 Registration Statement ("Registration Statement"), File No. 333-275629, of Nationwide Life Insurance Company for the Defined Protection Annuity 2.0, an individual single purchase payment deferred annuity contract with index-linked strategies, is being filed for the purpose of supplementing the existing prospectus, dated May 7, 2024, included in Part I of the Registration Statement. The prospectus included in Part I of the Registration Statement, as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(3) on May 8, 2024, is incorporated herein by reference. A new Part II to the Registration Statement is filed herewith.
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Nationwide Life Insurance Company
Supplement dated February 12, 2025 to the Prospectus dated May 7, 2024 for the Defined Protection Annuity 2.0
This supplement updates certain information contained in your prospectus. Please read it and keep it with you prospectus for future reference. Capitalized terms not defined in this supplement have the same meanings as in the prospectus.

This supplement describes certain changes to the Contract and makes certain revisions to the prospectus, including (i) the addition of new Index Strategies, as well as a new Index for those new Index Strategies, (ii) a change in the default annuity payment option for new Contracts; and (iii) revisions relating to the right of cancellation for new Contracts.
New Index Strategies
The prospectus is hereby revised to add the following new Index Strategies ("New Index Strategies"), which are available for investment under the Contract effective the later of April 1, 2025, or state approval:
•
American Funds® The Growth Fund of America®-Class F-3, 1 Year, 100% Protection Level Strategy
•
American Funds® The Growth Fund of America®-Class F-3, 1 Year, 95% Protection Level Strategy
•
American Funds® The Growth Fund of America®-Class F-3, 1 Year, 90% Protection Level Strategy
•
American Funds® The Growth Fund of America®-Class F-3, 3 Year, 100% Protection Level Strategy
•
American Funds® The Growth Fund of America®-Class F-3, 3 Year, 95% Protection Level Strategy
•
American Funds® The Growth Fund of America®-Class F-3, 3 Year, 90% Protection Level Strategy
The New Index Strategies will be available for initial Strategy Terms under new Contracts, as well as new Strategy Terms under existing Contracts.
Each New Index Strategy is linked to the performance of American Funds® The Growth Fund of America®-Class F-3 ("The Growth Fund of America"), which will serve as the "Index" for the New Index Strategies. The Growth Fund of America is a mutual fund, whereas the Indexes for the other available Index Strategies are market indexes. See "Information About The Growth Fund of America" below for more information about this new Index.
Please note that if you select one of the New Index Strategies for investment, you are not investing in shares of The Growth Fund of America, and you will not be a shareholder or beneficial owner of the fund. You will have no voting, dividend, liquidation, or other rights that would otherwise apply to a shareholder or beneficial owner in the fund. Although The Growth Fund of America is a mutual fund, the New Index Strategies are not variable investment options offered through a variable annuity contract. Same as the other available Index Strategies under the Contact, the New Index Strategies are index-linked investment options. We will credit gain or loss (i.e., Index Strategy Earnings) to amounts allocated to a New Index Strategy at the end of a Strategy Term based on the performance of The Growth Fund of America and the applicable Crediting Factors. Depending on the Protection Level, you may lose money if The Growth Fund of America’s shares (Class F-3) decline in value.
Definitions – In light of the new mutual fund Index, the definitions of "Index" and "Index Value" in the section "Definitions" are revised as follows:
Index – The market index or mutual fund associated with an Index Strategy which will, in part, determine the amount of any Index Strategy Earnings applied to a Strategy during a given Strategy Term.
Index Value – On a Business Day, the closing value of the Index. For market indexes, the closing value is provided to Nationwide by the Index provider. For mutual funds, the closing value is provided to Nationwide by the mutual fund’s investment adviser and reflects the mutual fund’s net asset value per share and reinvestment of dividends and other distributions as of the close of that Business Day (the total return value). If for any reason, an Index Value on a Business Day is not provided to Nationwide as described above, the Index Value on that Business Day will be the most recent Index Value provided to Nationwide on a previous Business Day. On a day other than a Business Day, the Index Value for an Index will be the Index Value for the previous Business Day.
Other references to Index(es) and Index Value(s) throughout the prospectus should be read consistently with the revised definitions above.
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Calculation of Index Performance – Index Performance for The Growth Fund of America will be calculated on a "total return," not "price return," basis. Index Values will be reported to Nationwide by The Growth Fund of America’s investment adviser. Index Values will reflect the fund’s net asset value per share (Class F-3) and reinvestment of dividends and other distributions. However, Index Values will also reflect the fees and expenses that are deducted from the fund’s assets. See "Information About The Growth Fund of America – Fees and Expenses" below. These fees and expenses are not deducted from your Contract, but will reduce the Index Performance and may cause the Index to underperform a direct investment in the securities and other assets in which The Growth Fund of America invests.
Crediting Factors – Like the other Index Strategies available under the Contract, each New Index Strategy has a specified Strategy Term and Protection Level (as reflected above) that will not change for as long as we offer that Strategy. Also, like the other Index Strategies, the Participation Rate and Strategy Spread for the New Index Strategies will change from one Strategy Term to the next, subject to guaranteed limits as described in the prospectus. See "Index Strategies" in the prospectus for additional information about Crediting Factors.
Index Strategy Earnings – At the end of a Strategy Term for a New Index Strategy, Index Strategy Earnings will be calculated and credited in the same manner as the other Index Strategies available under the Contract. Likewise, prior to the Strategy Term End Date, interim Index Strategy Earnings (including the Daily ISE Percentage) will be calculated in the same manner as the other Index Strategies available under the Contract. The Daily ISE Percentage, which may be negative, will apply when amounts are withdrawn or otherwise removed from a new Index Strategy prior to the Strategy Term End Date to the same extent as the other available Index Strategies. See "Index Strategy Earnings" in the prospectus for additional information. Because Index Values for The Growth Fund of America will be calculated on a total return basis (as described above) unlike the other Indexes, there is a minor difference in the market inputs that we will use to calculate the Daily ISE Percentage, as reflected in "Other Prospectus Revisions – APPENDIX D: DAILY INDEX STRATEGY EARNINGS PERCENTAGE" below.
Index Substitution – Like the other Index Strategies available under the Contract, we reserve the right to substitute the Index for the New Index Strategies during a Strategy Term. Subject to any applicable regulatory approval, Nationwide may substitute The Growth Fund of America as the Index for the New Index Strategies if any of the following events occur: the fund is liquidated or otherwise no longer exists; the fund’s investment objectives, strategies, or risks substantially change; Index Values are unavailable; Nationwide’s permission or license to use the fund as an Index is revoked; Nationwide is unable to hedge risks associated with the fund as an Index; or the substitution is approved for any other reason by a regulator with jurisdiction over the operation of the Contract. Otherwise, the same terms, conditions, and risks related to Index substitutions will apply as described in the prospectus. See "Risk Factors – Index Substitution Risk" and "Additional Index Information – Index Substitution During a Strategy Term."
Performance Lock – Performance Lock is available for the New Index Strategies, with the same terms and conditions as for the other Index Strategies. See "Performance Lock" in the prospectus.
Information about The Growth Fund of America (Index for the New Index Strategies)
Information about The Growth Fund of America (Index for the New Index Strategies)
The Growth Fund of America is an actively-managed mutual fund registered with the Securities and Exchange Commission (the "SEC"). Provided below is important information about the fund that you should consider. Please also see "Other Prospectus Revisions – APPENDIX A: ADDITIONAL INDEX DISCLOSURES" below for more information about the fund.
Investment Objective
The investment objective of The Growth Fund of America is to provide growth of capital.
Principal Investment Strategies
The Growth Fund of America invests primarily in common stocks and seeks to invest in companies that appear to offer superior opportunities for growth of capital. The fund invests primarily in common stocks of large and mid-capitalization issuers. The fund may invest up to 25% of its assets outside the United States.
The investment adviser uses a system of multiple portfolio managers in managing the fund’s assets. Under this approach, the portfolio of the fund is divided into segments managed by individual managers.
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The fund relies on the professional judgment of its investment adviser to make decisions about the fund’s portfolio investments. The basic investment philosophy of the investment adviser is to seek to invest in attractively valued companies that, in its opinion, represent good, long-term investment opportunities. Securities may be sold when the investment adviser believes that they no longer represent relatively attractive investment opportunities.
Investment Adviser
Capital Research and Management Company (CRMC). CRMC is not affiliated with Nationwide.
Fees and Expenses
The Growth Fund of America is subject to management fees and other operating expenses. Class F-3 shares are not subject to distribution and/or service (12b-1) fees. The total annual fund operating expenses for Class F-3 shares were 0.30% as of the fund’s prospectus dated November 1, 2024. Fund expenses may change over time and may be higher or lower in the future.
The fund also pays transaction costs, such as commissions, when it buys and sells securities (or "turns over" its portfolio). A higher portfolio turnover rate may indicate higher transaction costs. These costs, which are not reflected in annual fund operating expenses, affect the fund’s investment results. During the fund’s fiscal year ended August 31, 2024, the fund’s portfolio turnover rate was 25% of the average value of its portfolio.
These fees and expenses will negatively impact Index Performance, particularly over the course of time.
Principal Risks
The performance of The Growth Fund of America is largely based on changes in the values of the securities or other assets in which the fund invests. The fund, and the securities and other assets in which it invests, are subject to a variety of investment risks, including those listed below. You will be exposed to the investment risks associated with The Growth Fund of America if you select one of the new Index Strategies for investment.
Market conditions — The prices of, and the income generated by, the common stocks and other securities held by the fund may decline – sometimes rapidly or unpredictably – due to various factors, including events or conditions affecting the general economy or particular industries or companies; overall market changes; local, regional or global political, social or economic instability; governmental, governmental agency or central bank responses to economic conditions; changes in inflation rates; and currency exchange rate, interest rate and commodity price fluctuations.
Economies and financial markets throughout the world are highly interconnected. Economic, financial or political events, trading and tariff arrangements, wars, terrorism, cybersecurity events, natural disasters, public health emergencies (such as the spread of infectious disease), bank failures and other circumstances in one country or region, including actions taken by governmental or quasi-governmental authorities in response to any of the foregoing, could have impacts on global economies or markets. As a result, whether or not the fund invests in securities of issuers located in or with significant exposure to the countries affected, the value and liquidity of the fund’s investments may be negatively affected by developments in other countries and regions.
Issuer risks — The prices of, and the income generated by, securities held by the fund may decline in response to various factors directly related to the issuers of such securities, including reduced demand for an issuer’s goods or services, poor management performance, major litigation, investigations or other controversies related to the issuer, changes in the issuer’s financial condition or credit rating, changes in government regulations affecting the issuer or its competitive environment and strategic initiatives such as mergers, acquisitions or dispositions and the market response to any such initiatives. An individual security may also be affected by factors relating to the industry or sector of the issuer or the securities markets as a whole, and conversely an industry or sector or the securities markets may be affected by a change in financial condition or other event affecting a single issuer.
Investing in growth-oriented stocks — Growth-oriented common stocks and other equity-type securities (such as preferred stocks, convertible preferred stocks and convertible bonds) may involve larger price swings and greater potential for loss than other types of investments.
Investing outside the United States — Securities of issuers domiciled outside the United States or with significant operations or revenues outside the United States, and securities tied economically to countries outside the United States, may lose value because of adverse political, social, economic or market developments (including social instability, regional conflicts, terrorism and war) in the countries or regions in which the issuers are domiciled, operate or generate revenue or to which the securities are tied economically. These securities may also lose value due to changes in foreign currency exchange rates against the U.S. dollar and/or currencies of other countries. Issuers of these securities may be more
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susceptible to actions of foreign governments, such as nationalization, currency blockage or the imposition of price controls, sanctions, or punitive taxes, each of which could adversely impact the value of these securities. Securities markets in certain countries may be more volatile and/or less liquid than those in the United States. Investments outside the United States may also be subject to different regulatory, legal, accounting, auditing, financial reporting and recordkeeping requirements, and may be more difficult to value, than those in the United States. In addition, the value of investments outside the United States may be reduced by foreign taxes, including foreign withholding taxes on interest and dividends. Further, there may be increased risks of delayed settlement of securities purchased or sold by the fund, which could impact the liquidity of the fund’s portfolio. The risks of investing outside the United States may be heightened in connection with investments in emerging markets.
Management — The investment adviser to the fund actively manages the fund’s investments. Consequently, the fund is subject to the risk that the methods and analyses, including models, tools and data, employed by the investment adviser in this process may be flawed or incorrect and may not produce the desired results. This could cause the fund to lose value or its investment results to lag relevant benchmarks or other funds with similar objectives.
Additional Information
Additional information about The Growth Fund of America is available on the SEC’s website at www.sec.gov and copies of that information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov. The SEC file number for The Growth Fund of America is 002-14728, Class Id. C000180003. Please note that such information is not prepared by Nationwide and is generally intended for shareholders of the fund, not Contract Owners. You may also request additional information from Nationwide or your financial professional.
Default Annuity Payout Option for New Contracts
For Contracts issued on or after the later of April 1, 2025, or state approval, the prospectus is hereby revised to change the default annuity payout option. For such Contracts, if no annuity payment option is selected prior to the latest possible Annuitization Date, we will automatically set it as a fixed Single Life Annuity With 240 Monthly Payments Guaranteed. However, Nationwide reserves the right to change the default annuity payment option to a fixed Single Life Annuity With Term Certain with a guaranteed period of payments equal to the greater of five years or the annuitant's life expectancy. The life expectancy is calculated using the prevailing annuity valuation mortality table at the time of annuitization and this right is only available to Nationwide if longevity assumptions materially change as recognized by the prevailing annuity valuation mortality table. If Nationwide elects to invoke this reservation of right, Nationwide will notify impacted Contract Owners in writing.
Right of Cancellation for New Contracts
For Contracts issued on or after the later of April 1, 2025 or state approval, upon cancellation, in most jurisdictions, the Purchase Payment will be refunded in full. Otherwise, where required by law, Nationwide will return the Contract Value, less any withdrawals from the Contract (including any CDSC, MVA and Daily ISE Percentage applied to those withdrawals), and applicable federal and state income tax withholding. In connection with this change, for Contracts issued on or after the later of April 1, 2025 or state approval, the prospectus is revised as follows:
On the Cover Page, the paragraph describing the right of cancellation, or "free look" right, is deleted and replaced with the following:
Under state insurance laws, Contract Owners have the right, during a limited period of time that may be 10 days or longer, to examine their Contract and decide if they want to keep it or cancel it. This right is referred to as a "free look" right and no CDSC or MVA will apply to this cancellation. If the Contract Owner elects to cancel the Contract pursuant to the free look provision, Nationwide will cancel the Contract and, in most jurisdictions, the Purchase Payment will be refunded in full. Otherwise, where required by law, Nationwide will return the Contract Value, less any withdrawals from the Contract (including any CDSC, MVA and Daily ISE Percentage applied to those withdrawals), and applicable federal and state income tax withholding. If the Contract Value is returned, it may be more or less than the Purchase Payment and if a negative Daily ISE Percentage is applied, a loss may result (see "Right to Examine and Cancel").
Under "Risk Factors – Investment Risk During the Right to Examine Period," as well as "Purchasing the Contract – Right to Examine and Cancel," the second paragraph is deleted and replaced with the following:
If the Contract Owner elects to cancel the Contract pursuant to the free look provision, Nationwide will cancel the Contract and, in most jurisdictions, the Purchase Payment will be refunded in full. Otherwise, where required by law, Nationwide will return the Contract Value as of the date of the cancellation, less any withdrawals from the Contract (including any CDSC, MVA and Daily ISE Percentage applied to those withdrawals), and any applicable federal and
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state income tax withholding. If the Contract Value is returned, there is a risk that the performance of the Index Strategies will decrease the Contract Value during the free look period and the Contract Value will be less than the Purchase Payment.
APPENDIX A: ADDITIONAL INDEX DISCLOSURES
The following is hereby added to the appendix.
AMERICAN FUNDS® THE GROWTH FUND OF AMERICA®- Class F-3
The Index Strategies linked to The Growth Fund of America® from American Funds® are not market indexes. They are based on a retail mutual fund whose investment returns are used to determine the performance of the associated Index Strategies. You will not become a shareholder of the mutual fund by investing in the Index Strategies, nor will you have any voting, dividend, liquidation, or any other rights typically afforded to the mutual fund’s shareholders. American Funds’ The Growth Fund of America and its trademarks and data have been licensed for use by Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company. All Capital Group trademarks mentioned are owned by The Capital Group Companies, Inc. ("Capital Group") or an affiliated company or fund. All other company and product names mentioned are the property of their respective companies. This Product is not sponsored, endorsed, recommended, offered, sold, issued or promoted by Capital Group or any of its affiliates, or any of their respective third-party licensors. Capital Group has no obligation or liability in connection with the administration or marketing of this Product. Capital Group makes no representation or warranty, express or implied, to the owners of this Product or any member of the public regarding the suitability or advisability of investing in this Product or any Index Strategy. Capital Group has not prepared any part of this document and no statements made herein should be attributed to Capital Group.
The Product is not an investor in The Growth Fund of America, and The Growth Fund of America is managed by Capital Group without regard to Nationwide or the Product. Capital Group is not an investment adviser to, and owes no fiduciary duty to, Nationwide, the Product, or the owners of the Product. Capital Group is under no obligation to continue managing or sponsoring The Growth Fund of America and may change its investment strategies, portfolio management team, portfolio investments, or other features at any time without regard to Nationwide or the Product.
Past performance of The Growth Fund of America is not an indication or guarantee of future results, and there can be no assurance that The Growth Fund of America will provide positive investment returns. More information about the investment strategies and risks of The Growth Fund of America can be found in The Growth Fund of America’s prospectus.
Neither this document nor any other efforts by Nationwide or its affiliates to administer or market this Product or the Index Strategies associated with The Growth Fund of America is, or is intended to be, an offer to purchase shares of or otherwise invest in The Growth Fund of America.
APPENDIX B: STATE VARIATIONS
The following is added to the appendix:
The following state variations may apply to Contracts issued prior to the later of April 1, 2025 or state approval: Described below are the variations to certain prospectus disclosures resulting from state law or the instruction provided by state insurance authorities as of the date of this prospectus. Information regarding a state’s requirements does not mean that Nationwide currently offers contracts within that jurisdiction. These variations are subject to change without notice and additional variations may be imposed as required by specific states.
State	State Law Variations
California
● The Death Benefit does not change to Surrender Value upon assignment or a change in ownership of the Contract
● The CDSC and MVA waiver under the Increase in Remaining Free Withdrawal Amount after a Long-Term Care and Terminal Illness or Injury (CDSC And MVA Waiver) section is not available.

Connecticut
● The Death Benefit does not change to Surrender Value upon assignment or a change in ownership of the Contract.
● Under the Long-Term Care Event subsection of the Increase in Remaining Free
Withdrawal Amount after a Long-Term Care and Terminal Illness or Injury (CDSC And
MVA Waiver) section, an LTC Event must be after the second Contract Anniversary.

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State	State Law Variations
Florida
● Purchase Payments for any other annuity contract issued by Nationwide to the Contract
Owner, Annuitant, or Contingent Annuitant will not be considered for purposes of determining whether the Purchase Payment under this Contract exceeds $1,000,000.
● The Annuity Commencement Date must be at least one year after the Date of Issue.
●  The Death Benefit does not change to Surrender Value upon assignment or a change in ownership of the Contract.

Hawaii	● Joint Owners are not limited to spouses.
Illinois
● The Contract will not be contested.
● Misstatements made as to the sex of the Contract Owner, Joint Owner, Annuitant, Co-
Annuitant, Contingent Annuitant, Beneficiary or Contingent Beneficiary are excluded from the Misstatements of Age or Sex section.

Maryland	● The CDSC and MVA waiver under the Increase in Remaining Free Withdrawal Amount after a Long-Term Care and Terminal Illness or Injury (CDSC And MVA Waiver) section is not available.
New Jersey
●  The Annuitant, Co-Annuitant, Contingent Annuitant, Contract Owner, Joint Owner,
Beneficiary and Contingent Beneficiary are excluded from the Misstatements of Age or
Sex section.
● Joint Owners are not limited to spouses.
● Under the Purchase Payment section, purchase payments for any other annuity contract issued by Nationwide with the same Contract Owner, Annuitant or Contingent Annuitant does not apply to Nationwide’s reservation of right to refuse any Purchase in excess of
$1,000,000 under this Contract.

Texas
● Certain Contract Exchanges provision has been removed. Waiver of CDSC in cases other than those associated with Long Term Care and Terminal Illness (disability) are not permitted.
● Under the Purchase Payment section, purchase payments for any other annuity contract issued by Nationwide with the same Contract Owner, Annuitant or Contingent Annuitant does not apply to Nationwide’s reservation of right to refuse any Purchase in excess of
$1,000,000 under this Contract.

Utah	● After receipt of proper proof of death, the number of days allowed for payment of the Death Benefit is fifteen (15) days.
Washington
● The Surrender Value of the Fixed Strategy shall be no less than the present value, at time of surrender, of the Fixed Strategy Value then guaranteed at the later of the tenth
Contract Anniversary or the Contract Anniversary next following the Annuitant’s 70th birthday.

APPENDIX D: DAILY INDEX STRATEGY EARNINGS PERCENTAGE
The following revisions are made to the appendix:
1) The Daily Pre-Protection Level ISE Percentage formula has been revised as follows:
A + Fixed Income Proxy – C – 1, where:
A: A proxy of the fair value, as of the current date, of the hypothetical derivatives that represents Nationwide’s obligation to provide the Term End ISE Percentage on the Strategy Term End Date
Fixed Income Proxy: (1 – B) ((T – t) / T)
B: A proxy of the fair value, as of the first day of the Strategy Term, of the hypothetical derivatives that represents Nationwide’s obligation to provide the Term End ISE Percentage on the Strategy Term End Date
t: Time elapsed since the first day of the Strategy Term, in years
T: Strategy Term length
C: trading cost, which is calculated as the greater of zero or the trading cost rate (as stated in the Contract) multiplied by (T – t).
2) Under Market Inputs, the bullet for "Dividend Yield" is deleted and replaced with the following:
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•
Dividend Yield – For price return indexes, the implied dividend rate for the entire Index derived using option quotes from Bloomberg or another independent third-party financial institution. Linear interpolation is used to derive the rate corresponding to the exact Time Remaining needed for the input. For excess return indexes this is based on the risk-free rate. For strategies linked to a total return Index, the Dividend Yield is zero.
APPENDIX E: NATIONWIDE LIFE INSURANCE COMPANY MANAGEMENT’S DISCUSSION & ANALYSIS
The following 2024 Form S-1 MD&A and Statutory Financial Statements Management’s Discussion & Analysis for the nine months period ended September 30, 2024 is added to the appendix:
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NATIONWIDE LIFE INSURANCE COMPANY

(A Wholly Owned Subsidiary of Nationwide Financial Services, Inc.)

2024 Form S-1 MD&A and Statutory Financial Statements

For the nine months ended September 30, 2024

(Unaudited)

BUSINESS

The interim information included herein includes material or significant changes in financial condition or composition from the preceding fiscal year and does not include all disclosures that are included in annual discussion and analysis for Marketing and Distribution, Reinsurance, Ratings, Competition, Regulation, Employees and Risk Factors. The interim information included herein should be read in conjunction with the Nationwide Life Insurance Company (“NLIC” or “the Company”) 2023 Form S-1 MD&A, Statutory Financial Statements and Supplemental Schedules report (“2023 NLIC audited statutory financial statements”).

Overview

NLIC is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation (“Nationwide Corp.”), a wholly-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a wide range of products and services, which include fixed, variable and registered index-linked annuities, public and private sector group retirement plans including retirement plan guarantee products, life insurance, investment advisory services, pension risk transfer (“PRT”) contracts and other investment products. The Company is licensed to conduct business in all fifty states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell, recommend or direct the purchase of the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouses and regional firms, pension plan administrators, life insurance agencies, life insurance specialists and registered investment advisors. Affiliates that market products directly to a customer base include Nationwide Retirement Solutions, Inc., Nationwide Securities, LLC and Nationwide Financial General Agency, Inc. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively under various economic conditions.

Wholly-owned subsidiaries of NLIC as of September 30, 2024 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC (“Olentangy”) and Nationwide SBL, LLC (“NWSBL”), Jefferson National Life Insurance Company (“JNL”) and its wholly-owned subsidiary, Jefferson National Life Insurance Company of New York (“JNLNY”), Eagle Captive Reinsurance, LLC (“Eagle”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisors, LLC (“NIA”). NLAIC primarily offers individual annuity contracts including fixed annuity contracts, group annuity contracts including PRT contracts, universal life insurance, variable universal life insurance, term life insurance and corporate-owned life insurance on a non-participating basis. Olentangy is a dormant Vermont domiciled special purpose financial insurance company and a nonadmitted subsidiary. NWSBL is an Ohio limited liability company that offers a securities-based lending product and is a nonadmitted subsidiary. JNL and JNLNY primarily offer individual deferred fixed and variable annuity products. Eagle is an Ohio domiciled special purpose financial captive insurance company. NISC is a registered broker-dealer. NIA is a registered investment advisor and a nonadmitted subsidiary.

Business Segments

Management views the Company’s business primarily based on its underlying products and uses this basis to define its four reportable segments: Annuities, Retirement Solutions, Life Insurance and Corporate Solutions and Other.

“Pre-tax operating earnings” used below is defined as income before federal income tax expense and net realized capital losses on investments.

Annuities

The Annuities segment consists of individual deferred annuity products and immediate annuities. Individual deferred annuity contracts consist of deferred variable annuity contracts, deferred fixed annuity contracts, deferred registered index-linked annuity contracts and deferred fixed indexed annuity contracts. Deferred annuity contracts provide the customer with tax-deferred accumulation of savings and flexible payout options including lump sum, systematic withdrawal or a stream of payments for life. In addition, deferred variable annuity contracts provide the customer with access to a wide range of investment options and asset protection features. Deferred fixed annuity contracts offered by the Company generate a return for the customer at a specified interest rate fixed for prescribed periods. Deferred registered index-linked annuity contracts and deferred fixed indexed annuity contracts are linked to the performance of an external index and subject to other factors that determine the performance of the contract. Immediate annuities differ from deferred annuities in that the initial premium is exchanged for a stream of income for a certain period and/or for the owner’s lifetime without future access to the original investment.

The following table summarizes selected financial data for the Company’s Annuities segment for the nine months ended:

	September 30,

(in millions)	2024	2023
Total revenues	$8,607	$7,267

Pre-tax operating earnings	$259	$132

Retirement Solutions

The Retirement Solutions segment is composed of the private and public sector retirement plans businesses and retirement plan guarantee products. The private sector business primarily includes Internal Revenue Code (“IRC”) Section 401-qualified plans funded through fixed and variable group annuity contracts. The public sector business primarily includes IRC Section 457(b) and Section 401(a) governmental plans, both in the form of full-service arrangements that provide plan administration along with fixed and variable group annuities, as well as in the form of administration-only business. The retirement plan guarantee products include solutions that offer guaranteed lifetime income and protection regardless of market performance. The Retirement Solutions segment also includes stable value wrap products and solutions.

The following table summarizes selected financial data for the Company’s Retirement Solutions segment for the nine months ended:

	September 30,

(in millions)	2024	2023
Total revenues	$3,389	$3,896

Pre-tax operating earnings	$103	$105

Life Insurance

The Life Insurance segment consists of life insurance products, including individual variable universal life insurance products, traditional life insurance products, fixed universal life insurance products and indexed universal life insurance products. Life insurance products provide a death benefit and, for certain products, allow the customer to build cash value on a tax-advantaged basis.

The following table summarizes selected financial data for the Company’s Life Insurance segment for the nine months ended:

	September 30,

(in millions)	2024	2023
Total revenues	$648	$653

Pre-tax operating earnings (losses)	$30	$43

Corporate Solutions and Other

The Corporate Solutions and Other segment consists of corporate-owned life insurance (“COLI”) and bank-owned life insurance (“BOLI”) products, PRT, small business group life insurance, spread income on Federal Home Loan Bank of Cincinnati (“FHLB”) funding agreements and net investment income on invested assets not assigned to other reportable segments. Certain COLI and BOLI products include stable value wrap products and solutions.

The following table summarizes selected financial data for the Company’s Corporate Solutions and Other segment for the nine months ended:

	September 30,

(in millions)	2024	2023
Total revenues	$2,437	$2,807

Pre-tax operating earnings	$886	$630

Regulation

Captive Reinsurance Regulation

The National Association of Insurance Commissioners (“NAIC”) Model Regulation entitled “Valuation of Life Insurance Policies,” commonly known as “Regulation XXX,” establishes statutory reserve requirements for term life insurance policies and universal life insurance policies with secondary guarantees, such as those issued by NLAIC and reinsured by Eagle. Actuarial Guideline 38 (“AG 38”) clarifies the application of Regulation XXX with respect to certain universal life insurance products with secondary guarantees. As the result of an NAIC study on the use of captives and special purpose vehicles to transfer insurance risk-related products subject to Regulation XXX and AG 38, Actuarial Guideline 48 (“AG 48”) was created. The purpose and intent of AG 48 is to establish uniform, national standards governing Regulation XXX and AG 38 reserve financing arrangements. The provisions of AG 48 apply to new reinsurance treaties that were issued on or after January 1, 2015. Policies covered by existing captive reinsurance treaties prior to the adoption of AG 48 were not impacted. The NAIC adopted a revised Credit for Reinsurance Model Law in January 2016 and the Term and Universal Life Insurance Reserve Financing Model Regulation (the “Reserve Financing Model Regulation”) in December 2016 to replace AG 48. The Reserve Financing Model Regulation is consistent with AG 48 and will replace AG 48 in a state upon the state’s adoption of the model law and regulation. The Reserve Financing Model Regulation became an NAIC accreditation standard on September 1, 2022, although states can use AG 48 to satisfy the accreditation requirement.

In 2018, the NAIC adopted a framework for proposed revisions to the current Actuarial Guideline No. 43 (“AG 43”) and Risk-based Capital (“RBC”) “C-3 Phase II” system applicable to variable annuity reserves and capital requirements. Changes included: (i) aligning economically-focused hedge assets with liability valuations; (ii) reforming standard scenarios for AG 43 and C-3 Phase II; (iii) revising asset admissibility for derivatives and deferred tax assets; and (iv) standardizing capital market assumptions and aligning total asset requirements and reserves. The revised framework was effective January 1, 2020 and included an optional three-year phase in. The impact to the Company was minimal due to its continued utilization of a captive which was not impacted by AG 43 and resulted in a reduction of AG 43-related reserves that were not ceded to the captive.

Federal Initiatives

Although the U.S. federal government generally does not directly regulate the insurance business, federal legislation and administrative policies, including the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) expand the federal presence in insurance oversight.

The Dodd-Frank Act established the Financial Stability Oversight Counsel (“FSOC”), which has authority to designate non-bank financial companies as systemically important financial institutions (“non-bank SIFIs”), thereby subjecting them to enhanced prudential standards and supervision by the Federal Reserve. The prudential standards for non-bank SIFIs include enhanced RBC requirements, leverage limits, liquidity requirements, single counterparty exposure limits, governance requirements for risk management, stress test requirements, special debt-to-equity limits for certain companies, early remediation procedures and recovery and resolution planning. It is possible, although not likely, that the Company could be designated as a non-bank SIFI by the FSOC. Being so designated would subject the Company to enhanced oversight and prudential standards by the Federal Reserve, beyond those applicable to our competitors not so designated.

On December 4, 2019, the FSOC approved a proposal that significantly altered its process for making such non-bank SIFI designations. Among other things, the guidance: (i) required the FSOC to focus on regulating activities that pose systemic risk, allowing for the involvement of primary regulators, rather than designations of individual firms (also known as an “activities-based approach”); (ii) shortened the designation process; (iii) invited participation from firms under consideration for designation earlier in the designation process to provide greater transparency; (iv) required a cost-benefit analysis prior to making a designation, which must include a determination of the likelihood of the potential systemic impact actually occurring; and (v) clarified the “off ramp” process for firms that have been designated as SIFIs.

In April 2023, the FSOC issued a proposal on further revised guidance and analytical framework on the designation of non-bank SIFI’s that would replace the 2019 guidance and alter the designation process by: (i) eliminating the requirement that the FSOC use an activities-based approach before considering the designation of a non-bank financial company in order to clarify that the FSOC may use any of its statutory tools to address risks and threats to U.S. financial stability; and (ii) no longer requiring the FSOC to conduct a cost-benefit analysis or assessment of the likelihood of a non-bank financial company’s material financial distress prior to making a determination. The U.S. Secretary of the Treasury has stated that the proposed guidance would remove certain elements of the 2019 guidance that have made it difficult for the FSOC to use its designation authority. The final interpretive guidance was issued on November 17, 2023, and revised guidance became effective January 16, 2024.

In addition, the Dodd-Frank Act established the Federal Insurance Office (“FIO”) within the U.S. Department of the Treasury (“Treasury”), which has the authority to participate on behalf of the U.S. in the negotiations of international insurance agreements with foreign regulators, as well as to collect information about the insurance industry and recommend prudential standards, and, along with the U.S. Trade Representative, to enter into covered agreements with one or more foreign governments which have the ability to preempt inconsistent state insurance measures. While not having general supervisory or regulatory authority over the business of insurance, the director of the FIO will perform various functions with respect to insurance (other than health insurance), including serving as a non-voting member of the FSOC and making recommendations to the FSOC regarding insurers to be designated for more stringent regulation.

Further, Dodd-Frank Act established the Consumer Financial Protection Bureau (“CFPB”) as an independent agency within the Federal Reserve to supervise and regulate institutions that provide certain financial products and services to consumers. Although consumer financial products and services generally exclude the business of insurance, the CFPB does have authority to regulate non-insurance consumer financial products and services.

Privacy and Cybersecurity Regulation

The Company is regulated by the federal Gramm-Leach-Bliley Act (“GLBA”) and subject to federal and state regulations promulgated thereunder that require financial institutions and other businesses to ensure the privacy, security and confidentiality of nonpublic personal information, including laws that regulate the use and disclosure of, among others, Social Security numbers and health information. Federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain personal information, including Social Security numbers and health information. Federal regulations require financial institutions and creditors to implement effective programs to detect, prevent, and mitigate identity theft. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited commercial e-mail, text or fax messages to consumers and customers. Federal laws and regulations regulate the permissible uses of certain personal information, including consumer report information. Federal and state legislatures and regulatory bodies continue to focus on regulation regarding these subjects, including the privacy of personal information, and the security of financial institutions’ information technology (“IT”) systems and the information processed thereon. Despite functionally similar laws and regulations, there is ongoing risk of non-uniform regulatory interpretation and application due to the multiplicity of state and federal regulators examining the Company.

The California Consumer Privacy Act of 2018 (“CCPA”) grants all California residents the right to know the information a business has collected from them and the sourcing and sharing of that information, as well as a right to have a business delete their personal information (with some exceptions). The CCPA’s definition of “personal information” is more expansive than those found in other privacy laws applicable to the Company in the U.S. Failure to comply with CCPA could result in regulatory fines, further, the law grants a right of action for any unauthorized disclosure of personal information as a result of failure to maintain reasonable security procedures. The CCPA became effective on January 1, 2020, and enforcement by California’s Attorney General began July 1, 2020. Final regulations were promulgated shortly thereafter. In November 2020, the CCPA was amended by the California Privacy Rights Act (“CPRA”), which became effective in most material respects on January 1, 2023. The CPRA provides expanded rights for California consumers (e.g., the right to correct inaccurate personal information) and created a new regulatory agency, the California Privacy Protection Agency, dedicated to enforcing Californians’ consumer privacy rights. Other U.S. states have enacted, or are considering, similar privacy laws. While most of the state consumer privacy laws which have been enacted include entity-wide exemptions for financial institutions that collect and use nonpublic personal information subject to the GLBA, Oregon and Minnesota have now enacted consumer privacy laws to which Nationwide is (or will be) subject.

New York’s cybersecurity regulation for financial services institutions requires entities, including insurance entities subject to the jurisdiction of the NY DFS, to establish and maintain a cybersecurity program designed to protect consumers’ private data. The regulation specifically provides for: (i) senior leader and Board oversight of the covered entity’s cybersecurity program; (ii) controls relating to the governance framework for a cybersecurity program; (iii) risk-based minimum standards for technology systems for data protection; (iv) requirements for cyber breach responses, including notice to the NY DFS of material events; and (v) identification and documentation of material deficiencies, remediation plans and annual certification of regulatory compliance with the NY DFS. On November 1, 2023, NY DFS adopted amendments to its cybersecurity regulation. Among other things, the amended regulation requires the Company’s Chief Executive Officer (“CEO”) to sign an annual certification that Nationwide is complying with the cybersecurity regulation. Previously, this certification was signed by the Chief Information Security Officers (“CISO”) only, but it must now be signed by both the CEO and CISO.

The NAIC adopted the Insurance Data Security Model Law (the “Cybersecurity Model Law”), which established standards for data security and notification of cybersecurity events in states where adopted. The Cybersecurity Model Law has been adopted in Ohio and multiple other states. Additional states may follow. The Cybersecurity Model Law, which is functionally similar to the NY DFS’ regulation, imposes significant regulatory burdens intended to protect the confidentiality, integrity and availability of the regulated entity’s information systems. The NAIC also has two privacy models, the Insurance Information and Privacy Protections Model Act (Model 670), and the Privacy of Consumer Financial and Health Information Regulation (“Model 672”). While the NAIC proposed replacing these two privacy models with a new model privacy law (i.e., Model 674) in 2023, it ultimately decided to revise Model 672 instead. In August 2024, the NAIC released draft revisions to Model 672. On September 30, 2024, the NAIC’s Privacy Protections (H) Working Group’s (“PPWG”) held a meeting to discuss the section of the draft focused on third-party service providers.

The NAIC has also established a Big Data and Artificial Intelligence (H) Working Group (“BDAIWG”) devoted to ensuring that regulations and regulatory activities appropriately protect consumers from harm which could result from technological developments in the insurance sector. The BDAIWG is considering such issues as the lack of transparency and potential for bias in algorithms used to synthesize big data. It has issued an artificial intelligence (“AI”) survey for life insurance and is exploring the creation of a regulatory evaluation of third-party data and model vendors. On July 17, 2023, the NAIC’s Innovation, Cybersecurity, and Technology (H) Committee exposed for public comment a draft model bulletin which outlines how insurance departments should govern the development, acquisition and use of AI technologies, as well as the types of information that regulators may request during an investigation or examination of an insurer in relation to AI systems. The public comment period closed on September 5, 2023. The NAIC released a revised version of the bulletin on October 17, 2023, and it adopted a final version of the Model Bulletin on the Use of Artificial Intelligence Systems by Insurers during its Fall National Meeting in December 2023. The Company cannot predict what, if any, changes to laws or regulations may be enacted with regard to big data and AI.

In February 2022, the Securities and Exchange Commission (“SEC”) proposed new rules for investment advisors, registered investment companies, and business development companies to enhance cybersecurity preparedness and improve the resilience against cybersecurity threats and attacks. Specifically, the proposal would: require advisers and funds to adopt and implement written policies and procedures that are reasonably designed to address cybersecurity risks; require advisers to report significant cybersecurity incidents to the SEC on proposed Form ADV-C; enhance adviser and fund disclosures related to cybersecurity risks and incidents; and require advisers and funds to maintain, make, and retain certain cybersecurity-related books and records. In March 2023, the SEC approved additional proposals for public comment to amend Privacy of Consumer Financial Information (“Regulation S-P”) and Regulation Systems Compliance and Integrity. On May 16, 2024, the SEC adopted amendments to Regulation S-P. Among other things, the amendments require covered entities to adopt written policies and procedures to safeguard customer records and information, and to notify customers of data breaches within 30 days.

Compliance with existing and emerging privacy and cybersecurity regulations could result in increased compliance costs and/or lead to changes in business practices and policies, and any failure to protect the confidentiality of client information could adversely affect our reputation and have a material effect on our business, financial condition and results of operations. The Company cannot predict whether such rules would be adopted, or what effect such rules would have on its business or compliance costs.

Employee Retirement Income Security Act (“ERISA”)

The ERISA contains fiduciary obligations that have been changing dramatically back and forth over the past few years. In 2016, the Department of Labor (“DOL”) enacted a 2016 Fiduciary Rule that expanded the traditional Five Part Test as to who was a fiduciary under ERISA. However, on June 21, 2018, the United States Court of Appeals for the Fifth Circuit vacated the 2016 Fiduciary Rule. As a result, the fiduciary standards under ERISA revert to those in place before the issuance of the 2016 Rule. On June 29, 2020, the DOL further released technical amendments that reinstated the Five Part Test. On December 18, 2020, the DOL also adopted a new Prohibited Transaction Class Exemption (“PTE”), “Improving Investment Advice for Workers & Retirees” effective February 16, 2021. Although this was the current status of the law in 2023, the DOL proposed another Fiduciary Rule referred to as “the Retirement Security Rule.” Like the 2016 Fiduciary Rule, the Retirement Security Rule would again significantly alter the Five Part Test, expand the definition of a fiduciary, and modify known exemptions. On April 23, 2024, the DOL adopted the Retirement Security Rule, effective September 23, 2024, with a one-year phase-in period for certain conditions of the related amended prohibited transaction exemptions. However, in July 2024, the U.S. Federal Courts for the Eastern District of Texas and the Northern District of Texas issued stays of the effective date of the Retirement Security Rule and the related prohibited transaction exemptions, pending reversal of the stays on appeal or a final decision on the merits by the courts.

See also “Risk Factors—Changes to regulations under ERISA could adversely affect the Company’s distribution model by restricting the Company’s ability to provide customers with advice.”

Risk Factors

Risks Related to the Legal and Regulatory Environment of the Insurance Industry

Certain changes in accounting and/or financial reporting standards issued by the NAIC, state insurance departments, the SEC or other standard-setting bodies could have a material adverse impact on the Company’s financial condition or results of operations.

The Company’s insurance entities are required to comply with the Statutory Accounting Principles (“SAP”) established by the NAIC and adopted and administered by state departments of insurance. The various components of SAP (such as actuarial reserve methodologies) are subject to review by the NAIC and its task forces and committees, as well as by state insurance departments, in an effort to address emerging issues and otherwise improve or alter financial reporting. Calculations made in accordance with SAP also govern the ability of the Company’s insurance entities to pay dividends to their respective parent companies. The Company cannot predict whether or in what form changes will be enacted and, if so, whether the enacted changes will positively or negatively affect the Company’s insurance entities.

The Accounting Manual provides that state insurance departments may permit insurance companies domiciled therein to depart from SAP through prescribed practices or by granting them permitted practices.

NLIC and NLAIC have elected to apply a prescribed practice promulgated under Ohio Administrative Code Section 3901-1-67 (“OAC 3901-1-67”) to its derivative instruments hedging indexed products and indexed annuity reserve liabilities in order to better align the measurement of indexed product reserves and the derivatives that hedge them. Under OAC 3901-1-67, derivative instruments are carried at amortized cost with the initial hedge cost amortized over the term and asset payoffs realized at the end of the term being reported through net investment income, rather than the derivative instruments being carried at fair value with asset payoffs realized over the term through net realized capital gains and losses. Additionally, the cash surrender value reserves for indexed annuity products only reflect index interest credits at the end of the crediting term as compared to partial index interest credits accumulating throughout the crediting term in increase in reserves for future policy benefits and claims. The application of this prescribed practice on NLIC’s eligible derivative instruments and indexed products resulted in a decrease of NLIC’s statutory surplus by an immaterial amount as of September 30, 2024 and December 31, 2023. The application of this prescribed practice on NLAIC’s eligible derivative instruments and indexed products resulted in a decrease of NLIC’s subsidiary valuation of NLAIC by $377 million and $89 million as of September 30, 2024 and December 31, 2023, respectively.

Eagle applies one prescribed practice with multiple applications as provided under the State of Ohio’s captive law, which values assumed GMDB and GLWB risks on variable annuity contracts from NLIC and GLWB risks on fixed indexed annuity contracts from NLIC and NLAIC using an alternative reserving basis from the Statutory Accounting Principles detailed within the NAIC Accounting Practices and Procedures manual pursuant to Ohio Revised Code Chapter 3964 and approved by the Department. The prescribed practice resulted in an increase of the Company’s subsidiary valuation of Eagle by $525 million and $228 million as of September 30, 2024 and December 31, 2023, respectively.

Effective October 1, 2023, Eagle was granted a permitted practice from the Department, allowing Eagle to carry a reinsurance recoverable asset under an excess of loss reinsurance agreement with a third-party reinsurer as an admitted asset that increased NLIC’s valuation of Eagle by $861 million and $853 million as of September 30, 2024 and December 31, 2023, respectively.

Prior to October 1, 2023, Olentangy was granted a permitted practice from the State of Vermont allowing Olentangy to carry the assets placed into a trust account by Union Hamilton Reinsurance Ltd. on its statutory statements of admitted assets, liabilities and surplus at net admitted asset value for certain universal life and term life insurance policies. Effective October 1, 2023, Olentangy terminated this permitted practice due to NLAIC’s recapture of the reinsurance agreements.

However, the Company cannot predict what permitted and prescribed practices any applicable state insurance department may allow or mandate in the future, nor can the Company predict whether or when the insurance departments of states of domicile of the Company’s competitors may permit them to utilize advantageous accounting practices that depart from SAP. Moreover, although states generally defer to the interpretations of the insurance department of the state of domicile with respect to the application of regulations and guidelines, neither the action of the domiciliary state nor the action of the NAIC is binding on a non-domiciliary state. Accordingly, a state could choose to follow a different interpretation. The Company can give no guarantees that future changes to SAP or components of SAP, or the ability to apply a prescribed practice or the granting of permitted practices to the Company’s competitors, will not have a material impact on the Company’s financial condition or results of operations.

Litigation or regulatory actions could have a material adverse impact on the Company.

Current and future litigation or regulatory investigations and actions in the ordinary course of operating the Company’s business, including class action lawsuits, may negatively affect the Company by resulting in the payment of substantial awards or settlements, increasing legal and compliance costs, requiring the Company to change certain aspects of its business operations, diverting management attention from other business issues, harming the Company’s reputation with customers or making it more difficult to retain current customers and to recruit and retain agents or Nationwide employees.

The Company is subject to legal and regulatory proceedings in the ordinary course of its business. These include proceedings specific to the Company and proceedings generally applicable to business practices in the industries in which the Company operates. The outcomes of these proceedings cannot be predicted due to their complexity, scope, and many uncertainties. The Company believes, however, that based on currently known information, the ultimate outcome of all pending legal and regulatory proceedings is not likely to have a material adverse effect on the Company’s financial condition.

The various businesses conducted by the Company are subject to oversight by numerous federal and state regulatory entities, including but not limited to the SEC, the Financial Industry Regulatory Authority, the DOL, the IRS, the Office of the Comptroller of the Currency and state insurance authorities. Such regulatory entities may, in the normal course of business, be engaged in general or targeted inquiries, examinations and investigations of the Company and/or its affiliates. With respect to all such scrutiny directed at the Company or its affiliates, the Company is cooperating with regulators.

Changes to regulations under ERISA could adversely affect the Company’s distribution model, by restricting the Company’s ability to provide customers with advice.

The prohibited transaction rules of ERISA and the IRC generally restrict the provision of investment advice to ERISA plans and participants and Individual Retirement Account (“IRAs”) owners, if the investment recommendation results in fees paid to the individual advisor, his or her firm, or their affiliates, which vary according to the investment recommendation chosen. Although the DOL issued final regulations which provide limited relief from these investment advice restrictions, the investment advice restrictions could restrict the ability of the Company’s affiliated broker-dealers and their registered representatives to provide investment advice to ERISA plans and participants and with respect to IRAs. Also, the investment advice restrictions may require the fee and revenue arrangements of certain advisory programs to be revenue neutral, resulting in potential lost revenues for these broker-dealers and their affiliates. The 2020 PTE, which took effect on February 16, 2021, was expected to ease some of the investment advice restrictions under ERISA. However, this expectation may change if the Retirement Security Act, discussed earlier, becomes law. Currently, the Retirement Security Act’s anticipated September 23, 2024, effective date has been stayed by Texas federal courts from going into effect pending the outcome of the underlying lawsuits challenging the rule and its amended exemptions.

In recent years, the DOL has issued or proposed several regulations that increase the level of disclosure that must be provided to plan sponsors and participants. These ERISA disclosure requirements will increase the Company’s regulatory and compliance burden, resulting in increased costs.

LEGAL PROCEEDINGS

No material or significant changes in financial condition or composition from the preceding fiscal year. See Note 13 to the 2023 NLIC audited statutory financial statements for a discussion of legal proceedings.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

There is no established public trading market for NLIC’s shares of common stock. All 3,814,779 issued and outstanding shares of NLIC’s common stock are owned by NFS. NLIC did not repurchase any shares of its common stock or sell any unregistered shares of its common stock as of September 30, 2024 and December 31, 2023.

There were no dividends paid for the nine months ended September 30, 2024 and year ended December 31, 2023.

NLIC currently does not have a formal dividend policy.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND FINANCIAL DISCLOSURE

Forward-Looking Information

The information included herein contains certain forward-looking statements with respect to the results of operations, businesses and financial condition of the Company made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Whenever used in this report, words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “believe,” “project,” “target,” “will,” “shall,” “could,” “may” and other words of similar meaning are intended to identify such forward-looking statements. These forward-looking statements are based on current expectations and involve a number of risks and uncertainties that are difficult to predict. These forward-looking statements are not a guarantee of future performance, and certain important factors that may cause actual results to differ materially from those expressed or implied in such forward-looking statements include, among others, the following possibilities:

(i)	fluctuations in the results of operations or financial condition;

(ii)	actual claims losses exceeding reserves for claims;

(iii)

difficult economic and business conditions, including financial, capital and credit market conditions as a result of changes in interest rates or prolonged periods of low interest rates, equity prices, volatility, yields and liquidity in the equity and credit markets, as well as geopolitical conditions and the impact of political, regulatory, judicial, economic or financial events, including terrorism, epidemics or pandemics, impacting financial markets generally and companies in the Company’s investment portfolio specifically;

(iv)	the degree to which the Company chooses not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies the Company does implement;

(v)	changes in certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board (“FASB”), SEC, NAIC or other standard-setting bodies;

(vi)	the inability to maintain the availability of systems and facilities in the event of a disaster, natural or man-made catastrophe, blackout, terrorist attack or war;

(vii)

heightened competition that affects the cost of, and demand for, the Company’s products, specifically including the intensification of price competition, the entry of new competitors, consolidation, technological innovation and the development of new products by new and existing competitors;

(viii)

adverse state and federal legislation and regulation, with respect to, among other things, tax law changes impacting the federal estate tax and tax treatment of life insurance and investment products; limitations on premium levels; restrictions on product approval and policy issuance; increases in minimum capital and reserves and other financial viability requirements; restrictions on mutual fund service fee payments; changes affecting sales practices, including investigations and/or claims handling and escheat investigations; and regulatory actions of the DOL under ERISA, in particular proposed rule-making with respect to fiduciary obligations, rule-making adopted by regulatory authorities under the Dodd-Frank Act and the Federal Deposit Insurance Act, including SEC comprehensive rulemaking and guidance regarding standards of conduct for broker dealers and investment advisers;

(ix)	the inability to mitigate the capital impact associated with statutory reserving and capital requirements;

(x)	failure to maintain or expand distribution channels;

(xi)	possible difficulties in executing, integrating and realizing projected results of acquisitions, divestitures and restructurings;

(xii)	loss of key vendor relationships or failure of a vendor to protect confidential and proprietary information or otherwise perform;

(xiii)

changes in interest rates and the equity markets causing a reduction in the market value of the Company’s investment portfolio, investment income and/or asset fees; an acceleration of other expenses; a reduction in separate account assets or a reduction in the demand for the Company’s products; increased liabilities related to living benefits and death benefit guarantees; or an impact on ultimate realizability of deferred tax assets;

(xiv)	outlook changes and downgrades in the financial strength and claims-paying ability ratings of the Company assigned by NRSROs;

(xv)	competitive, regulatory or tax changes that affect the cost of, or demand for, products;

(xvi)	fluctuations in RBC levels;

(xvii)	settlement of tax liabilities for amounts that differ significantly from those recorded on the balance sheets;

(xviii)

deviations from assumptions regarding future persistency, mortality and morbidity rates (including as a result of natural and man-made catastrophes, pandemics, epidemics, malicious acts, terrorist acts and climate change), and interest rates used in calculating reserve amounts and in pricing products;

(xix)	adverse results and/or resolution of litigation, arbitration, regulatory investigation and/or inquiry;

(xx)	the availability, pricing and effectiveness of reinsurance;

(xxi)	the effectiveness of policies and procedures for managing risk;

(xxii)	interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems;

(xxiii)

adverse consequences, including financial and reputational costs, regulatory problems and potential loss of customers resulting from a breach of information security, a failure to meet privacy regulations, or inability to secure and maintain the confidentiality of proprietary or customers’ personal information;

(xxiv)	the inability to protect intellectual property and defend against claims of infringement;

(xxv)	realized losses with respect to impairments of assets in the investment portfolio of the Company;

(xxvi)	exposure to losses related to variable annuity guarantee benefits, including from downturns and volatility in equity markets;

(xxvii)	statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX, Guideline AXXX and principle-based reserving requirements;

(xxviii)	lack of liquidity in certain investments, access to credit facilities, or other inability to access capital; and

(xxix)	defaults on commercial mortgages and volatility in their performance.

The Company undertakes no commitment to revise or update any forward-looking statements as a result of new information, future events or development, except as required by law.

Overview

The following discussion provides an assessment of the financial position and results of operations of the Company for the nine months ended September 30, 2024. This discussion and analysis is based on, and should be read in conjunction with, the Company’s unaudited interim statutory financial statements and related notes beginning on page F-1 of this report as well as the 2023 NLIC audited statutory financial statements and related notes.

See Business – Overview for a description of the Company and its ownership structure.

See Business – Business Segments for a description of the components of each segment and a description of management’s primary profitability measure.

Revenues and Expenses

The Company earns revenues and generates cash primarily from life insurance premiums, annuity considerations, policy charges, accident and health insurance premiums and net investment income. Life insurance premiums are recognized as revenue over the premium paying period of the related policies. Annuity considerations are recognized as revenue when received. Policy charges are comprised of several components including asset fees, which are earned primarily from separate account values generated from the sale of individual and group variable annuities and life insurance products and cost of insurance charges earned on all life insurance products except traditional, which are assessed on the amount of insurance in force in excess of the related policyholder account value. Policy charges also include administrative fees, which include fees charged per contract on a variety of the Company’s products and premium loads on universal life insurance products and surrender fees which are charged as a percentage of premiums/deposits withdrawn during a specified period for annuity and certain life insurance contracts. Accident and health insurance premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Net investment income includes earnings on investments supporting fixed annuities, FHLB funding agreements, certain life insurance products and earnings on invested assets not allocated to product segments, all net of related investment expenses.

Management makes decisions concerning the sale of invested assets based on a variety of market, business, tax and other factors. All realized gains and losses generated by these sales are reported in net realized capital gains and losses. Also included in net realized investment gains and losses are the impact of exercised, matured or terminated derivatives, with the exception of derivatives applying the prescribed practice under OAC 3901-1-67 which are recognized in net investment income. All charges related to other-than-temporary impairments of bonds, specific commercial mortgage loans, other investments, and changes in the valuation allowance not related to specific commercial mortgage loans are reported in net realized capital gains and losses.

The Company’s primary expenses include benefits to policyholders and beneficiaries, commissions and other business expenses. Policy benefits and claims that are expensed include interest credited to policy account balances, benefits and claims incurred in the period in excess of related policy reserves and other changes in future policy benefits. Commissions include commissions paid by the Company to affiliates and non-affiliates on sales of products.

Profitability

The Company’s profitability largely depends on its ability to effectively price and manage risk on its various products, administer customer funds and control operating expenses. Lapse rates on existing contracts also impact profitability. The lapse rate and distribution of lapses affect surrender charges.

In particular, the Company’s profitability is driven by premiums and annuity considerations for life and accident and health contracts, fee income on separate account products, general and separate account asset levels and management’s ability to manage interest spread income. Premiums and annuity considerations for life and accident and health contracts can vary based on a variety of market, business and other factors. While asset fees are largely at guaranteed annual rates, amounts earned vary directly with the underlying performance of the separate accounts. Interest spread income is comprised of net investment income, excluding any applicable allocated charges for invested capital, less interest credited to policyholder accounts. Interest spread income can vary depending on crediting rates offered by the Company, performance of the investment portfolio, including the rate of prepayments, changes in market interest rates and the level of invested assets, the competitive environment and other factors.

In addition, life insurance profits are significantly impacted by mortality, morbidity and persistency experience. Asset impairments and the tax position of the Company also impact profitability.

Fair Value Measurements

See Note 6 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 2 and Note 7 to the 2023 NLIC audited statutory financial statements, for details regarding the Company’s policies for fair value measurements of certain assets and liabilities.

Credit Risk Associated with Derivatives

See Note 5 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 6 to the 2023 NLIC audited statutory financial statements for details regarding the Company’s evaluation of credit risk associated with derivatives.

Significant Accounting Estimates and Significant Accounting Policies

The preparation of the statutory financial statements requires the Company to make estimates and assumptions that affect the amounts reported in the statutory financial statements and accompanying notes. Significant estimates include certain investment and derivative valuations and future policy benefits and claims. Actual results could differ significantly from those estimates.

See Note 2 to the 2023 NLIC audited statutory financial statements for a summary of significant accounting policies.

Results of Operations

2024 Compared to 2023

The following table summarizes the Company’s results of operations for the nine months ended:

	September 30,

(in millions)	2024	2023	Change

Revenues
Premiums and annuity considerations	$10,726	$10,762	(0%)
Net investment income	2,550	2,117	20%
Other revenues	1,805	1,744	3%

Total revenues	$15,081	$14,623	3%

Benefits and expenses
Benefits to policyholders and beneficiaries	$14,731	$12,867	14%
Increase in reserves for future policy benefits and claims	2,347	2,585	(9%)
Net transfers from separate accounts	(4,324)	(2,711)	(59%)
Commissions	620	581	7%
Reserve adjustment on reinsurance assumed	(113)	(106)	(7%)
Other expenses	542	497	9%

Total benefits and expenses	$13,803	$13,713	1%

Income before federal income tax expense and net realized capital losses on investments	$1,278	$910	40%
Federal income tax expense	50	95	(47%)
Income before net realized capital losses on investments	$1,228	$815	51%

Net realized capital losses on investments, net of tax and transfers to the interest maintenance reserve	(417)	(254)	(64%)

Net income	$811	$561	45%

The Company recorded higher net income for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023, primarily due to larger net transfers from separate accounts, higher net investment income and smaller increases in reserves for future policy benefits and claims. These were partially offset by higher benefits to policyholders and beneficiaries, net realized capital losses on investments, net of tax and transfers and a decrease in premiums and annuity considerations.

The increase in net transfers from separate accounts was primarily associated with higher year-over-year net transfers from separate accounts in individual deferred variable annuity contracts and lower year-over-year net transfers to separate accounts in variable COLI products.

The increase in net investment income was principally related to the Corporate Solutions and Other and Annuities segments.

The smaller increase in reserves for future policy benefits and claims was primarily related to smaller year-over-year reserve increases in individual deferred fixed annuity contracts and fixed BOLI and COLI products and a larger reserve decrease in PRT products that was partially offset by larger year-over-year reserve increases in deferred registered index-linked annuity and immediate annuity contracts and smaller year-over-year reserve decreases in individual deferred variable annuity contracts.

Higher benefits to policyholders and beneficiaries were principally related to increased surrender benefits in individual deferred variable annuity contracts, public sector retirement plans and variable universal life insurance products that was partially offset by lower surrender benefits in private sector retirement plans and lower fixed universal life insurance product death benefits.

The increase in net realized capital losses on investments, net of tax and transfers was primarily associated with derivative instruments.

The decrease in premiums and annuity considerations was primarily attributable to private sector retirement plan considerations, COLI and BOLI product premiums and individual deferred fixed annuity considerations, partially offset by increases in individual deferred variable annuity, deferred registered index-linked annuity, immediate annuity and public sector retirement plan considerations.

Business Segments

Annuities

The following table summarizes selected financial data for the Company’s Annuities segment for the nine months ended:

(in millions)	September 30,
	2024	2023	Change

Results of Operations

Revenues
Premiums and annuity considerations	$6,755	$5,670	19%
Net investment income	646	437	48%
Other revenues	1,206	1,160	4%

Total revenues	$8,607	$7,267	18%

Benefits and expenses
Benefits to policyholders and beneficiaries	$8,526	$6,455	32%
Increase in reserves for future policy benefits and claims	3,336	3,209	4%
Net transfers from separate accounts	(3,992)	(2,936)	(36%)
Commissions	466	410	14%
Reserve adjustment on reinsurance assumed	(113)	(106)	(7%)
Other expenses	125	103	21%

Total benefits and expenses	$8,348	$7,135	17%

Pre-tax operating earnings	$259	$132	96%

Pre-tax operating earnings increased for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023, primarily driven by higher annuity considerations, net transfers from separate accounts and net investment income, partially offset by higher benefits to policyholders and beneficiaries and a larger increase in reserves for future policy benefits and claims.

The increase in annuity considerations was due to higher sales of individual deferred variable annuity contracts that were driven by enhanced guarantee benefits, deferred registered index-linked annuity contracts and immediate annuity products. These were partially offset by a decline in sales of individual deferred fixed annuity contracts due to intentional crediting rate actions.

The increase in net transfers from separate accounts primarily reflects higher benefits to policyholders and beneficiaries, partially offset by an increase in annuity considerations for individual deferred variable annuity contracts.

The increase in net investment income was principally due to growth in individual deferred fixed annuity, deferred registered index-linked annuity and individual immediate annuity contracts.

The increase in benefits to policyholders and beneficiaries reflects higher surrender benefits in individual deferred variable annuity contracts driven by positive year-over-year market performance increasing account values of surrendered contracts as the higher interest rate environment influenced participant lapse behavior.

The larger increase in reserves for future policy benefits and claims was driven by larger net inflows in individual deferred variable annuity contracts and higher sales in deferred registered index-linked annuity and immediate annuity contracts that was partially offset by lower sales in individual deferred fixed annuity contracts.

Retirement Solutions

The following table summarizes selected financial data for the Company’s Retirement Solutions segment for the nine months ended:

(in millions)	September 30,
	2024	2023	Change

Results of Operations

Revenues
Premiums and annuity considerations	$2,660	$3,123	(15%)
Net investment income	595	632	(6%)
Other revenues	134	141	(5%)

Total revenues	$3,389	$3,896	(13%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$4,818	$5,271	(9%)
Decrease in reserves for future policy benefits and claims	(1,076)	(1,103)	2%
Net transfers from separate accounts	(693)	(600)	(16%)
Commissions	61	74	(18%)
Other expenses	176	149	18%

Total benefits and expenses	$3,286	$3,791	(13%)

Pre-tax operating earnings	$103	$105	(2%)

Pre-tax operating earnings decreased slightly for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023, primarily driven by lower annuity considerations, partially offset by lower benefits to policyholders and beneficiaries.

The decrease in annuity considerations was primarily related to a decline in sales in private sector retirement plans, partially offset by an increase in public sector retirement plans due to large case acquisitions.

Benefits to policyholders and beneficiaries decreased primarily due to lower surrender benefits in private sector retirement plans, partially offset by higher surrender benefits in public sector retirement plans.

Life Insurance

The following table summarizes selected financial data for the Company’s Life Insurance segment for the nine months ended:

(in millions)	September 30,
	2024	2023	Change

Results of Operations
Revenues
Premiums and annuity considerations	$301	$308	(2%)
Net investment income	202	196	3%
Other revenues	145	149	(3%)

Total revenues	$648	$653	(1%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$568	$511	11%
Increase in reserves for future policy benefits and claims	51	35	46%
Net transfers from separate accounts	(115)	(49)	(135%)
Commissions	18	19	(5%)
Other expenses	96	94	2%

Total benefits and expenses	$618	$610	1%

Pre-tax operating earnings	$30	$43	(30%)

Pre-tax operating earnings decreased for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023, primarily due to higher benefits to policyholders and beneficiaries and larger increases in reserves for future policy benefits and claims, partially offset by higher net transfers from separate accounts.

The increase in benefits to policyholders and beneficiaries was primarily related to variable universal life insurance product surrender and death benefits, partially offset by a decrease in fixed universal life insurance product death benefits.

The larger increase in reserves for future policy benefits and claims was driven by a larger year-over-year increase in fixed and indexed universal life insurance product reserves and a current year increase in variable universal life insurance product reserves that was partially offset by a larger year-over-year decrease in reserves for traditional life insurance products.

The higher net transfers from separate accounts reflects an increase in benefits to policyholders and beneficiaries for variable universal life insurance products.

Corporate Solutions and Other

The following table summarizes selected financial data for the Company’s Corporate Solutions and Other segment for the nine months ended:

(in millions)	September 30,
	2024	2023	Change

Results of Operations
Revenues
Premiums and annuity considerations	$1,010	$1,661	(39%)
Net investment income	1,107	852	30%
Other revenues	320	294	9%

Total revenues	$2,437	$2,807	(13%)

Benefits and expenses
Benefits to policyholders and beneficiaries	$819	$630	30%
Increase in reserves for future policy benefits and claims	36	444	(92%)
Net transfers to separate accounts	476	874	(46%)
Commissions	75	78	(4%)
Other expenses	145	151	(4%)

Total benefits and expenses	$1,551	$2,177	(29%)

Pre-tax operating earnings	$886	$630	41%

Pre-tax operating earnings increased for the nine months ended September 30, 2024 compared to the nine months ended September 30, 2023, primarily due to a smaller increase in reserves for future policy benefits and claims, lower net transfers to separate accounts and an increase in net investment income, partially offset by a decrease in premiums and annuity considerations and higher benefits to policyholders and beneficiaries.

The smaller increase in reserves for future policy benefits and claims was primarily associated with the non-recurrence of 2023 large case acquisitions in fixed BOLI products, lower general account PRT annuity sales and higher PRT annuity benefits paid.

The decline in net transfers to separate accounts was primarily attributable to lower variable COLI product premiums due to the non-recurrence of 2023 large case acquisitions and higher variable COLI product surrender benefits.

The increase in net investment income was principally due to dividends received from Eagle included in invested assets not assigned to other reportable segments, interest income in the FHLB funding agreement program and growth in COLI, BOLI and PRT products.

The non-recurrence of 2023 large case acquisitions in variable COLI and fixed BOLI products was also the primary factor for the decrease in premiums and annuity considerations.

Increases in benefits to policyholders and beneficiaries was driven by surrender benefits in COLI and BOLI products, annuity benefit payments in PRT products and interest expense in the FHLB funding agreement program.

Liquidity and Capital Resources

Liquidity and capital resources demonstrate the overall financial strength of the Company and its ability to generate cash flows from its operations and borrow funds at competitive rates to meet operating and growth needs. The Company’s operations have historically provided substantial cash flow. The Company has sufficient cash resources to meet all current obligations for policyholder benefits, withdrawals, surrenders, dividends and policy loans. The Company also participates in inter-company repurchase agreements or other borrowing arrangements with affiliates to satisfy short-term cash needs.

The most significant long-term contractual obligations of the Company relate to the future policy benefits and claims for its annuity and life insurance products. The Company purchases investments with durations aligned with the expected durations of the liabilities they support.

To mitigate the risks that actual withdrawals may exceed anticipated amounts or that rising interest rates may cause a decline in the value of the Company’s bond investments, the Company imposes market value adjustments or surrender charges on many of its products and offers products where the investment risk is transferred to the contractholder. Liabilities related to separate accounts, where the investment risk is typically borne by the contractholder, comprised 69.0% of total liabilities as of September 30, 2024 and 68.3% as of December 31, 2023.

A primary liquidity concern with respect to annuity and life insurance products is the risk of early policyholder withdrawal. The Company attempts to mitigate this risk by offering variable products where the investment risk is transferred to the policyholder, charging surrender fees at the time of withdrawal for certain products, applying a market value adjustment to withdrawals for certain products in the Company’s general account and monitoring and matching anticipated cash inflows and outflows.

For individual annuity products, surrender charges generally are calculated as a percentage of deposits and are assessed at declining rates during the first seven years after a deposit is made.

For group annuity products, surrender charge amounts and periods can vary significantly depending on the terms of each contract and the compensation structure for the producer. Generally, surrender charge percentages for group products are less than individual products because the Company incurs lower expenses at contract origination for group products. In addition, much of the general account group annuity reserves are subject to a market value adjustment at withdrawal.

Life insurance policies are less susceptible to withdrawal than annuity products because policyholders generally must undergo a new underwriting process and may incur a surrender fee in order to obtain a new insurance policy.

The short-term and long-term liquidity requirements of the Company are monitored regularly to match cash inflows with cash requirements. The Company reviews its short-term and long-term projected sources and uses of funds, investment and cash flow assumptions underlying these projections. The Company periodically adjusts to its investment policies to reflect changes in short-term and long-term cash needs and changing business and economic conditions.

Given the Company’s historical cash flows from operating and investing activities and current financial results, the Company believes that cash flows from activities over the next year will provide sufficient liquidity for the operations of the Company and sufficient funds for interest payments.

Borrowed Money

There have been no material changes to the Company’s borrowed money from those previously disclosed in the 2023 NLIC audited statutory financial statements.

See Note 9 to the 2023 NLIC audited statutory financial statements for details regarding the Company’s usage of short-term debt and FHLB funding agreements.

Surplus Notes

There have been no material changes to the Company’s surplus notes from those previously disclosed in the 2023 NLIC audited statutory financial statements.

See Note 10 to the 2023 NLIC audited statutory financial statements for details regarding the Company’s usage of surplus notes.

Regulatory Risk-based Capital

Each insurance company’s state of domicile imposes minimum RBC requirements that were developed by the NAIC. RBC is used to evaluate the adequacy of an insurer’s statutory capital and surplus in relation to the risks inherent in the insurer’s business related to asset quality, asset and liability matching, mortality and morbidity, and other business factors. Regulatory compliance is determined annually based on a ratio of a company’s regulatory total adjusted capital, as defined by the NAIC, to its authorized control level RBC, as defined by the NAIC. Companies with a ratio below 200% (or below 250% with negative trends) are required to take corrective action steps. The Company exceeded the minimum RBC requirements for the annual periods presented in the 2023 NLIC audited statutory financial statements.

See Note 9 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 14 to the 2023 NLIC audited statutory financial statements, for details regarding the Company’s regulatory RBC.

Investments

General

The Company’s assets are divided into separate account and general account assets. Of the Company’s total assets, $122.8 billion (65%) and $113.3 billion (64%) were held in separate accounts as of September 30, 2024 and December 31, 2023, respectively. As of September 30, 2024 and December 31, 2023, the Company held assets of $67.3 billion (35%) and $63.9 billion (36%) in general accounts, respectively, including $65.5 billion of general account invested assets as of September 30, 2024 compared to $61.9 billion as of December 31, 2023.

Separate account assets primarily consist of investments made with deposits from the Company’s variable annuity and variable life insurance business. Most separate account assets are invested in various mutual funds. After deducting fees or expense charges, investment performance is generally passed into the Company’s separate account assets through to the Company’s customers.

The following table summarizes the Company’s general account investments by asset category, as of the dates indicated:

	September 30, 2024			December 31, 2023
	Carrying	% of		Carrying	% of
(in millions)	value	total		value	total
Invested assets:
Bonds	$45,526	69%	$	43,867	71%
Stocks	4,182	6%		3,714	6%
Mortgage loans, net of allowance	9,583	15%		9,144	15%
Policy loans	1,032	2%		969	2%
Derivative assets	94	0%		113	0%
Cash, cash equivalents and short-term investments	2,178	3%		1,555	2%
Securities lending collateral assets	385	1%		359	1%
Other invested assets	2,551	4%		2,198	3%

Total invested assets	$65,531	100%	$	61,919	100%

See Note 4 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 5 to the 2023 NLIC audited statutory financial statements, for further information regarding the Company’s investments.

Bonds

The NAIC assigns securities quality ratings and uniform valuations (called NAIC designations), which are used by insurers when preparing their annual statements. For most securities, NAIC ratings are derived from ratings received from nationally recognized rating agencies. The NAIC also assigns ratings to securities that do not receive public ratings. The designations assigned by the NAIC range from class 1 (highest quality) to class 6 (lowest quality). Of the Company’s bonds, 96% were in the two highest NAIC designations as of September 30, 2024 and December 31, 2023.

Bonds are generally stated at amortized cost, except those with an NAIC designation of “6”, which are stated at the lower of amortized cost or fair value. Changes in the fair value of bonds stated at fair value are charged to surplus.

The following table displays the NAIC designation of the Company’s investment in bonds, as of the dates indicated:

(in millions)		September 30, 2024				December 31, 2023

NAIC designation		Carrying value	Fair value	% of total statement value		Carrying value	Fair value	% of total statement value
1	$	24,630	$23,758	54%	$	23,341	$22,064	53%
2		18,969	18,354	42%		18,621	17,583	43%
3		1,220	1,189	3%		1,191	1,126	3%
4		523	524	1%		563	547	1%
5		170	158	0%		138	132	0%
6		14	20	0%		13	22	0%

	$	45,526	$44,003	100%	$	43,867	$41,474	100%

See Note 2 to the 2023 NLIC audited statutory financial statements for the policy on valuation of bonds.

Loan-backed structured securities

Loan-backed and structured securities include residential mortgage-backed securities, commercial mortgage-backed securities and certain other asset-backed securities.

The following table displays the NAIC designation of the Company’s investment in loan-backed structured securities, as of the dates indicated:

(in millions)		September 30, 2024				December 31, 2023

NAIC designation		Statement Value	Fair Value	% of total statement value		Statement Value	Fair Value	% of total statement value
1	$	8,624	$8,483	99%	$	7,695	$7,440	97%
2		109	106	1%		125	118	2%
3		41	38	0%		49	42	1%
4		34	31	0%		38	33	0%
5		15	15	0%		15	16	0%
6		-	6	0%		2	9	0%

	$	8,823	$8,679	100%	$	7,924	$7,658	100%

Stocks

Stocks are largely comprised of investments in affiliated entities. See Note 4 to the Company’s unaudited interim financial statements included in the F pages of this report, as well as Note 2 and Note 5 to the 2023 NLIC audited statutory financial statements, for information on the valuation methodology and investment in subsidiaries.

Other Invested Assets

The Company’s other invested assets consist primarily of alternative investments in private equity funds, private debt funds, real estate partnership, tax credit funds, investment in Eagle accounted for under the equity method, and derivatives collateral and receivables.

The following table summarizes the composition of the Company’s carrying value of other invested assets, as of the dates indicated:

	September 30,	December 31,

(in millions)	2024	2023

Alternative investments:

Private equity and debt funds	$1,353	$1,153

Real estate partnerships	1,036	879

Tax credit funds	75	90

Investment in Eagle	71	69

Total alternative investments	$2,535	$2,191

Derivatives collateral and receivables	16	7

Total other invested assets	$2,551	$2,198

Mortgage Loans, Net of Allowance

As of September 30, 2024, commercial mortgage loans were $9.6 billion, compared to $9.1 billion as of December 31, 2023. There were $441 million and $490 million of outstanding commitments to fund commercial mortgage loans as of September 30, 2024 and December 31, 2023, respectively.

As of September 30, 2024 and December 31, 2023, the Company has a diversified mortgage loan portfolio with no more than 23% in a geographic region in the U.S., no more than 43% and 44%, respectively, in a property type and no more than 1% with any one borrower.

See Note 4 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 5 to the 2023 NLIC audited statutory financial statements, for additional information on the mortgage loan portfolio.

Other Investment Information

See Note 4 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 5 to the 2023 NLIC audited statutory financial statements, for additional information on the Company’s investment in subsidiaries, real estate, and securities lending agreements.

See Note 5 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 6 to the 2023 NLIC audited statutory financial statements, for additional information on the Company’s derivative instruments.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk Sensitive Financial Instruments

The Company is subject to potential fluctuations in earnings and the fair value of some of its assets and liabilities, as well as variations in expected cash flows due to changes in interest rates and equity markets. The following discussion focuses on specific interest rate, foreign currency and equity market risks to which the Company is exposed and describes strategies used to manage these risks. This discussion is limited to financial instruments subject to market risks and is not intended to be a complete discussion of all of the risks to which the Company is exposed.

Interest Rate Risk

Fluctuations in interest rates can impact the Company’s earnings, cash flows and the fair value of some of its assets and liabilities. In a declining interest rate environment, the Company may be required to reinvest the proceeds from maturing and prepaying investments at rates lower than the overall portfolio yield, which could reduce future interest spread income. In addition, minimum guaranteed crediting rates on certain life and annuity contracts could prevent the Company from lowering its interest crediting rates to levels commensurate with prevailing market interest rates, resulting in a reduction to the Company’s interest spread income.

The following table presents account values by range of minimum guaranteed crediting rates and the current weighted average crediting rates for certain of the Company’s products, as of the dates indicated:

	Life Insurance[1]		Annuities[2]		Retirement Solutions[3]		Corporate Solutions and Other

(in millions)	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate	Account value	Weighted average crediting rate

September 30, 2024

Minimum guaranteed crediting rate of 3.51% or greater	$512	4.00%	$-	-%	$-	-%	$1	4.00%

Minimum guaranteed crediting rate of 3.01% to 3.50%	$-	-%	$169	3.62%	$2,082	3.31%	$-	-%

Minimum guaranteed crediting rate of 2.01% to 3.00%	$583	3.09%	$1,031	3.00%	$2,107	2.48%	$2,231	3.14%

Minimum guaranteed crediting rate of 0.01% to 2.00%	$152	2.48%	$381	2.12%	$12,012	2.41%	$2,694	3.18%

No minimum guaranteed crediting rate[4]	$349	8.01%	$3,272	-%	$3,058	2.59%	$-	-%

December 31, 2023

Minimum guaranteed crediting rate of 3.51% or greater	$527	4.00%	$-	-%	$-	-%	$1	4.00%

Minimum guaranteed crediting rate of 3.01% to 3.50%	$-	-%	$184	3.47%	$3,248	3.47%	$-	-%

Minimum guaranteed crediting rate of 2.01% to 3.00%	$592	3.09%	$1,167	2.81%	$2,902	2.39%	$2,256	3.09%

Minimum guaranteed crediting rate of 0.01% to 2.00%	$127	2.27%	$390	1.39%	$12,673	2.54%	$2,574	3.11%

No minimum guaranteed crediting rate[4]	$-	-%	$2,344	-%	$1,520	2.21%	$-	-%

1	Includes universal life insurance products and the fixed investment options selected within variable life insurance products.

2	Includes individual fixed annuity products and the fixed investment options selected within individual variable annuity and indexed products.

3	Includes group fixed annuity products.

4	Includes certain products with a stated minimum guaranteed crediting rate of 0%.

The Company attempts to mitigate this risk by managing the maturity and interest-rate sensitivities of certain of its assets to be consistent with those of liabilities. In addition, the Company adheres to a strict discipline of setting interest crediting rates on new business at levels believed to be adequate to provide returns consistent with management expectations.

A rising interest rate environment could result in a reduction of interest spread income or an increase in policyholder surrenders. Existing general account investments supporting annuity liabilities had a weighted average maturity of approximately eight years as of September 30, 2024. Therefore, a change in portfolio yield will lag changes in market interest rates. This lag increases if the rate of prepayments of securities slows. To the extent the Company sets renewal rates based on current market rates, this will result in reduced interest spreads. Alternatively, if the Company sets renewal crediting rates while attempting to maintain a desired spread from the portfolio yield, the rates offered by the Company may be less than new money rates offered by competitors. This difference could result in an increase in surrender activity by policyholders. If unable to fund surrenders with cash flow from its operations, the Company might need to sell assets. The Company mitigates this risk by offering products that assess surrender charges and/or market value adjustments at the time of surrender, and by managing the maturity and interest-rate sensitivities of assets to approximate those of liabilities.

Asset/Liability Management Strategies to Manage Interest Rate Risk

The Company employs an asset/liability management approach tailored to the specific requirements of each of its products. Each line of business has an investment policy based on its specific characteristics. The policy establishes asset maturity and duration, quality and other relevant guidelines.

An underlying pool or pools of investments support each general account line of business. These pools consist of whole assets purchased specifically for the underlying line of business. In general, assets placed in any given portfolio remain there until they mature (or are called), but active management of specific securities and sectors may result in portfolio turnover or transfers among the various portfolios.

Investment strategies are executed by dedicated investment professionals based on the investment guidelines established for the various pools. To assist them in this regard, they receive periodic projections of investment needs from each line’s management team. Line of business management teams, investment portfolio managers and finance professionals periodically evaluate how well assets purchased and the underlying portfolio match the underlying liabilities for each line. In addition, sophisticated Asset/Liability Management models are employed to project the assets and liabilities over a wide range of interest rate scenarios to evaluate the efficacy of the strategy for a line of business.

Using this information, in conjunction with each line’s investment strategy, actual asset purchases or commitments are made. In addition, plans for future asset purchases are formulated when appropriate. This process is repeated frequently so that invested assets for each line match its investment needs as closely as possible. The primary objectives are to ensure that each line’s liabilities are invested in accordance with its investment strategy and that over- or under- investment is minimized.

As part of this process, the investment portfolio managers provide each line’s management team with forecasts of anticipated rates that the line’s future investments are expected to produce. This information, in combination with yields attributable to the line’s current investments and its investment “rollovers,” gives the line management team data to use in computing and declaring interest crediting rates for their lines of business.

The Company’s risk management process includes modeling both the assets and liabilities over multiple stochastic scenarios, as well as certain deterministic scenarios. The Company considers a range of potential policyholder behavior as well as the specific liability crediting strategy. This analysis, combined with appropriate risk tolerances, drives the Company’s investment policy.

Use of Derivatives to Manage Interest Rate Risk

See Note 5 to the Company’s unaudited interim statutory financial statements, included in the F pages of this report, as well as Note 6 to the 2023 NLIC audited statutory financial statements, for a discussion of the Company’s use of derivatives to manage interest rate risk.

Characteristics of Interest Rate Sensitive Financial Instruments

In accordance with SAP and as noted above, the majority of the Company’s assets and liabilities are carried at amortized cost and not at fair value. As a result, the elements of market risk discussed above do not generally have a significant direct impact on the financial position or results of operations of the Company.

See Note 6 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 7 to the 2023 NLIC audited statutory financial statements, for a summary of the Company’s assets and liabilities held at fair value.

Foreign Currency Risk

As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. In an effort to mitigate this risk, the Company uses cross-currency swaps. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument generally offsets the changes in the functional-currency equivalent cash flows of the hedged item.

Credit Risk

Credit risk is the risk the Company assumes if its debtors, customers, reinsurers, or other counterparties and intermediaries may be unable or unwilling to pay their contractual obligations when they come due and may manifest itself through the downgrading of credit ratings of counterparties. It is the Company’s policy to monitor credit exposure within the investment portfolio to enable it to provide for future policy obligations and to minimize undue concentrations of assets in any single geographic area, industry, or entity.

See Note 5 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 6 to the 2023 NLIC audited statutory financial statements, for details regarding the Company’s evaluation of credit risk associated with derivatives.

Equity Market Risk

Asset fees calculated as a percentage of separate account assets are a significant source of revenue to the Company. As of September 30, 2024 and December 31, 2023, approximately 87% of separate account assets were invested in equity mutual funds. Gains and losses in the equity markets result in corresponding increases and decreases in the Company’s separate account assets and asset fee revenue.

The Company issues variable annuity contracts through its separate accounts, for which investment income and gains and losses on investments accrue directly to, and investment risk is borne by, the contractholder. The Company also provides various forms of guarantees to benefit the related contractholders. The Company’s primary guarantees for variable annuity contracts include GMDB and GLWB.

Many of the Company’s individual variable annuity contracts offer GMDB features. A GMDB generally provides a benefit if the annuitant dies and the contract value is less than a specified amount, which may be based on premiums paid less amounts withdrawn or contract value on a specified anniversary date. A decline in the stock market causing the contract value to fall below this specified amount, which varies from contract to contract based on the date the contract was entered into as well as the GMDB feature elected, will increase the net amount at risk, which is the GMDB in excess of the contract value. This could result in additional GMDB claims.

The Company offers certain indexed life insurance and annuity products for which the policyholders’ interest credits are based on market performance with caps and floors, and which may also include GMDB and GLWB.

See Note 2 to the 2023 NLIC audited statutory financial statements for further information regarding these indexed features and guarantees.

Use of Derivatives to Manage Equity Market Risk

To mitigate these risks, the Company enters into a variety of derivatives including futures, options, index options and total return swaps.

See Note 5 to the Company’s unaudited interim statutory financial statements included in the F pages of this report, as well as Note 6 to the 2023 NLIC audited statutory financial statements, for further information regarding the Company’s use of derivatives to manage these risks.

NATIONWIDE LIFE INSURANCE COMPANY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

(UNAUDITED)

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus

(Unaudited)

	September 30,	December 31,
(in millions, except share amounts)	2024	2023
Admitted assets

Invested assets

Bonds	$45,526	$43,867

Stocks	4,182	3,714

Mortgage loans, net of allowance	9,583	9,144

Policy loans	1,032	969

Derivative assets	94	113

Cash, cash equivalents and short-term investments	2,178	1,555

Securities lending collateral assets	385	359

Other invested assets	2,551	2,198

Total invested assets	$65,531	$61,919

Accrued investment income	672	965

Deferred federal income tax assets, net	617	632

Other assets	453	404

Separate account assets	122,751	113,270

Total admitted assets	$190,024	$177,190

Liabilities, capital and surplus

Liabilities

Future policy benefits and claims	$52,083	$49,373

Policyholders’ dividend accumulation	366	380

Asset valuation reserve	924	841

Payable for securities	788	512

Securities lending payable	384	359

Funds held under coinsurance	1,149	1,323

Other liabilities	978	1,447

Accrued transfers from separate accounts	(1,631)	(1,548)

Separate account liabilities	122,751	113,270

Total liabilities	$177,792	$165,957

Capital and surplus

Capital shares ($1 par value; authorized - 5,000,000 shares, issued and outstanding - 3,814,779 shares)	$4	$4

Surplus notes	1,100	1,100

Special surplus funds	122	93

Additional paid-in capital	2,513	2,443

Unassigned surplus	8,493	7,593

Total capital and surplus	$12,232	$11,233

Total liabilities, capital and surplus	$190,024	$177,190

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Operations

(Unaudited)

	Nine months ended September 30,
(in millions)	2024	2023

Revenues

Premiums and annuity considerations	$10,726	$10,762

Net investment income	2,550	2,117

Other revenues	1,805	1,744

Total revenues	$15,081	$14,623

Benefits and expenses

Benefits to policyholders and beneficiaries	$14,731	$12,867

Increase in reserves for future policy benefits and claims	2,347	2,585

Net transfers from separate accounts	(4,324)	(2,711)

Commissions	620	581

Reserve adjustment on reinsurance assumed	(113)	(106)

Other expenses	542	497

Total benefits and expenses	$13,803	$13,713

Income before federal income tax expense and net realized capital losses on investments	$1,278	$910

Federal income tax expense	50	95

Income before net realized capital losses on investments	$1,228	$815

Net realized capital losses on investments, net of federal income tax expense of $3 and $4 for the nine months ended September 30, 2024 and 2023, respectively, and excluding $(44) and $1 and of net realized capital (losses) gains transferred to the interest maintenance reserve for the nine months ended September 30, 2024 and 2023, respectively	(417)	(254)

Net income	$811	$561

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Changes in Capital and Surplus

(Unaudited)

(in millions)	Capital shares	Surplus notes	Special surplus funds	Additional paid-in capital	Unassigned surplus	Capital and surplus
Balance as of December 31, 2022	$4	$1,100	$-	$2,308	$6,783	$10,195

Net income	-	-	-	-	561	561

Change in asset valuation reserve	-	-	-	-	(69)	(69)

Change in deferred income taxes	-	-	-	-	102	102

Change in net unrealized capital gains and losses, net of tax benefit of $6	-	-	-	-	(88)	(88)

Change in nonadmitted assets, including admitted disallowed interest maintenance reserve	-	-	68	-	13	81

Capital contributions from Nationwide Financial Services, Inc.	-	-	-	90	-	90

Balance as of September 30, 2023	$4	$1,100	$68	$2,398	$7,302	$10,872

Balance as of December 31, 2023	$4	$1,100	$93	$2,443	$7,593	$11,233

Net income	-	-	-	-	811	811

Change in asset valuation reserve	-	-	-	-	(83)	(83)

Change in deferred income taxes	-	-	-	-	50	50

Change in net unrealized capital gains and losses, net of tax expense of $32	-	-	-	-	176	176

Change in nonadmitted assets, including admitted disallowed interest maintenance reserve	-	-	29	-	(52)	(23)

Capital contributions from Nationwide Financial Services, Inc.	-	-	-	70	-	70

Other, net	-	-	-	-	(2)	(2)

Balance as of September 30, 2024	$4	$1,100	$122	$2,513	$8,493	$12,232

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Statutory Statements of Cash Flow

(Unaudited)

	Nine months ended September 30,
(in millions)	2024	2023

Cash flows from operating activities:
Premiums collected, net of reinsurance	$10,721	$10,774
Net investment income	2,831	2,155
Other revenue	1,421	1,223
Policy benefits and claims paid	(14,757)	(12,990)
Commissions, operating expenses and taxes, other than federal income tax paid	(1,023)	(963)
Net transfers from separate accounts	4,241	2,762
Policyholders’ dividends paid	(20)	(21)
Federal income taxes (paid) recovered	(117)	124

Net cash provided by operating activities	$3,297	$3,064

Cash flows from investing activities:
Proceeds from investments sold, matured or repaid:
Bonds	$4,704	$1,650
Stocks	59	36
Mortgage loans	513	498
Other invested assets and other	480	259
Total investment proceeds	$5,756	$2,443

Cost of investments acquired:
Bonds	$(6,390)	$(4,575)
Stocks	(422)	(26)
Mortgage loans	(937)	(955)
Derivative assets	(353)	(216)
Other invested assets and other	(551)	(540)
Total investments acquired	$(8,653)	$(6,312)

Net increase in policy loans	(63)	(36)

Net cash used in investing activities	$(2,960)	$(3,905)

Cash flows from financing activities and miscellaneous sources:
Capital contributions from Nationwide Financial Services, Inc.	$70	$90
Net change in deposits on deposit-type contract funds and other insurance liabilities	383	80
Other cash (used) provided	(167)	93

Net cash provided by financing activities and miscellaneous	$286	$263

Net increase (decrease) in cash, cash equivalents and short-term investments	$623	$(578)
Cash, cash equivalents and short-term investments at beginning of year	1,555	1,621

Cash, cash equivalents and short-term investments at end of year	$2,178	$1,043

Supplemental disclosure of non-cash activities:
Exchange of bond investments	$259	$349

See accompanying notes to statutory financial statements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

(1)	Nature of Operations

Nationwide Life Insurance Company (“NLIC” or “the Company”) is an Ohio domiciled stock life insurance company. The Company is a member of the Nationwide group of companies (“Nationwide”), which is comprised of Nationwide Mutual Insurance Company (“NMIC”) and all of its subsidiaries and affiliates.

All of the outstanding shares of NLIC’s common stock are owned by Nationwide Financial Services, Inc. (“NFS”), a holding company formed by Nationwide Corporation, a wholly-owned subsidiary of NMIC.

The Company is a leading provider of long-term savings and retirement products in the United States of America (“U.S.”). The Company develops and sells a wide range of products and services, which include fixed, variable and registered index-linked annuities, public and private sector group retirement plans including retirement plan guarantee products, life insurance, investment advisory services, pension risk transfer (“PRT”) contracts and other investment products. The Company is licensed to conduct business in all fifty states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands.

The Company sells its products through a diverse distribution network. Unaffiliated entities that sell, recommend or direct the purchase of the Company’s products to their own customer bases include independent broker-dealers, financial institutions, wirehouses and regional firms, pension plan administrators, life insurance agencies, life insurance specialists and registered investment advisors. Affiliates that market products directly to a customer base include Nationwide Retirement Solutions, Inc., Nationwide Securities, LLC and Nationwide Financial General Agency, Inc. The Company believes its broad range of competitive products, strong distributor relationships and diverse distribution network position it to compete effectively under various economic conditions.

Wholly-owned subsidiaries of NLIC as of September 30, 2024 include Nationwide Life and Annuity Insurance Company (“NLAIC”) and its wholly-owned subsidiaries, Olentangy Reinsurance, LLC (“Olentangy”) and Nationwide SBL, LLC (“NWSBL”), Jefferson National Life Insurance Company (“JNL”) and its wholly-owned subsidiary, Jefferson National Life Insurance Company of New York (“JNLNY”), Eagle Captive Reinsurance, LLC (“Eagle”), Nationwide Investment Services Corporation (“NISC”) and Nationwide Investment Advisors, LLC (“NIA”). NLAIC primarily offers individual annuity contracts including fixed annuity contracts, group annuity contracts including PRT contracts, universal life insurance, variable universal life insurance, term life insurance and corporate-owned life insurance on a non-participating basis. Olentangy is a dormant Vermont domiciled special purpose financial insurance company and a nonadmitted subsidiary. NWSBL is an Ohio limited liability company that offers a securities-based lending product and is a nonadmitted subsidiary. JNL and JNLNY primarily offer individual deferred fixed and variable annuity products. Eagle is an Ohio domiciled special purpose financial captive insurance company. NISC is a registered broker-dealer. NIA is a registered investment advisor and a nonadmitted subsidiary.

The Company is subject to regulation by the insurance departments of states in which it is domiciled and/or transacts business and undergoes periodic examinations by those departments.

As of September 30, 2024 and December 31, 2023, the Company did not have a significant concentration of financial instruments in a single investee, industry or geographic region. Also, the Company did not have a concentration of business transactions with a particular customer, lender, distribution source, market or geographic region in which a single event could cause a severe impact to the Company’s financial position after considering insurance risk that has been transferred to external reinsurers.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

Notes to the September 30, 2024, unaudited interim statutory financial statements include material or significant changes in financial condition or composition from the preceding fiscal year and should be read in conjunction with the audited statutory financial statements and the notes included in the 2023 NLIC audited statutory financial statements for the year ended December 31, 2023. See Note 2 to the 2023 NLIC audited statutory financial statements for additional information regarding significant accounting policies.

The statutory financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the Ohio Department of Insurance (“the Department”). Prescribed statutory accounting practices are those practices incorporated directly or by reference in state laws, regulations and general administrative rules applicable to all insurance enterprises domiciled in a particular state. Permitted statutory accounting practices include practices not prescribed by the domiciliary state but allowed by the domiciliary state regulatory authority.

NLIC and NLAIC have elected to apply a prescribed practice promulgated under Ohio Administrative Code Section 3901-1-67 (“OAC 3901-1-67”) to its derivative instruments hedging indexed products and indexed annuity reserve liabilities in order to better align the measurement of indexed product reserves and the derivatives that hedge them. Under OAC 3901-1-67, derivative instruments are carried at amortized cost with the initial hedge cost amortized over the term and asset payoffs realized at the end of the term being reported through net investment income, rather than the derivative instruments

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

being carried at fair value with asset payoffs realized over the term through net realized capital gains and losses. Additionally, the cash surrender value reserves for indexed annuity products only reflect index interest credits at the end of the crediting term as compared to partial index interest credits accumulating throughout the crediting term in increase in reserves for future policy benefits and claims.

Eagle applies one prescribed practice with multiple applications as provided under the State of Ohio’s captive law, which values assumed guaranteed minimum death benefits (“GMDB”) and guaranteed lifetime withdrawal benefits (“GLWB”) risks on variable annuity contracts from NLIC and GLWB risks on fixed indexed annuity contracts from NLIC and NLAIC using an alternative reserving basis from the Statutory Accounting Principles detailed within the National Association of Insurance Commissioners (“NAIC”) Accounting Practices and Procedures manual (“NAIC SAP”) pursuant to Ohio Revised Code Chapter 3964 and approved by the Department.

Effective October 1, 2023, Eagle was granted a permitted practice from the Department, allowing Eagle to carry a reinsurance recoverable asset under an excess of loss reinsurance agreement with a third-party reinsurer as an admitted asset.

Prior to October 1, 2023, Olentangy was granted a permitted practice from the State of Vermont allowing Olentangy to carry the assets placed into a trust account by Union Hamilton Reinsurance Ltd. on its statutory statements of admitted assets, liabilities and surplus at net admitted asset value for certain universal life and term life insurance policies. Effective October 1, 2023, Olentangy terminated this permitted practice due to NLAIC’s recapture of the reinsurance agreements.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

If the prescribed or permitted practices were not applied, the Company’s risk-based capital (“RBC”) would continue to be above regulatory action levels. A reconciliation of the Company’s net income between NAIC SAP and prescribed and permitted practices is shown below:

(Unaudited) (in millions)	SSAP #	State of domicile	September 30, 2024	September 30, 2023

Net Income

Statutory Net Income		OH	$811	$561

State Prescribed Practice:

OAC 3901-1-67:

Derivative instruments	86	OH	291	9

Reserves for indexed annuities	51	OH	(264)	25

Tax impact	101	OH	(6)	(7)

NAIC SAP			$832	$588
A reconciliation of the Company’s capital and surplus between NAIC SAP and prescribed and permitted practices is shown below:

(in millions)	SSAP #	State of domicile	As of September 30, 2024	As of December 31, 2023
			(Unaudited)
Surplus

Statutory Capital and Surplus		OH	$12,232	$11,233

State Prescribed Practice:

OAC 3901-1-67:

Derivative instruments	86	OH	373	84

Reserves for indexed annuities	51	OH	(346)	(82)

Tax impact	101	OH	(6)	-

Subsidiary Valuation - NLAIC	51,86,101	OH	377	89

Subsidiary valuation - Eagle	51	OH	(525)	(228)

State Permitted Practice:

Subsidiary valuation - Eagle	61R	OH	(861)	(853)

NAIC SAP			$11,244	$10,243

Investments

Other invested assets. The Company sold $3.2 billion and $3.1 billion in Tax Credit Funds to unrelated third parties with outstanding guarantees as of September 30, 2024 and December 31, 2023, respectively. The Company guarantees after-tax benefits to the third-party investors through periods ending in 2041. These guarantees are in effect for periods of approximately 15 years each. The Tax Credit Funds provide a stream of tax benefits to the investors that will generate a yield and return of capital. If the tax benefits are not sufficient to provide these cumulative after-tax yields, the Company must fund any shortfall. The maximum amount of undiscounted future payments that the Company could be required to pay the investors under the terms of the guarantees is $2.1 billion as of September 30, 2024, but the Company does not anticipate making any material payments related to the guarantees. The Company’s risks are mitigated in the following ways: (1) the Company has the right to buyout the equity related to the guarantee under certain circumstances, (2) the Company may replace underperforming properties to mitigate exposure to guarantee payments, (3) the Company oversees the asset management of the deals and (4) changes in tax laws are explicitly excluded from the Company’s guarantees of after-tax benefits.

Subsequent Events

The Company evaluated subsequent events through December 19, 2024, the date the unaudited interim statutory financial statements were issued.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

(3)	Separate Accounts

The Company’s separate account statement includes assets legally insulated from the general account as of the dates indicated, attributed to the following product lines:

	September 30, 2024 (Unaudited)		December 31, 2023

(in millions)	Separate account assets legally insulated	Separate account assets (not legally insulated)	Separate account assets legally insulated	Separate account assets (not legally insulated)
Product / Transaction:

Individual annuities	$72,163	$-	$67,634	$-

Group annuities	16,897	-	15,453	-

Life insurance	33,580	-	30,082	-

Pension risk transfer group annuities	111	-	101	-

Total	$122,751	$-	$113,270	$-

The following table summarizes amounts paid towards separate account guarantees by the general account and related risk charges paid by the separate account for the periods ended:

(in millions)	Total paid toward separate account guarantees	Risk charges paid to general account
September 30, 2024 (Unaudited)	$19	$534
December 31, 2023	$78	$780
December 31, 2022	$79	$722
December 31, 2021	$12	$674
December 31, 2020	$26	$631

The Company does not engage in securities lending transactions within its separate accounts.

Most separate accounts held by the Company relate to individual and group variable annuity and variable universal life insurance contracts of a non-guaranteed return nature. The net investment experience of the separate accounts is credited directly to the contract holder and can be positive or negative. The individual variable annuity contracts generally provide an incidental death benefit of the greater of account value or premium paid (net of prior withdrawals). However, many individual variable annuity contracts also provide death benefits equal to (i) the most recent fifth-year anniversary account value, (ii) the highest account value on any previous anniversary, (iii) premiums paid increased 5% or certain combinations of these, all adjusted for prior withdrawals. The death benefit and cash value under the variable universal life policies may vary with the investment performance of the underlying investments in the separate accounts. The assets and liabilities of these separate accounts are carried at fair value and are non-guaranteed.

Certain other separate accounts offered by the Company contain groups of variable universal life policies wherein the assets supporting account values on the underlying policies reside in private placement separate accounts. They provide a quarterly interest rate based on a crediting formula that reflects the market value to book value ratio of the investments, investment portfolio yield and a specified duration.

Certain other separate accounts relate to a guaranteed term option, which provides a guaranteed interest rate that is paid over certain maturity durations ranging from three to ten years, so long as certain conditions are met. If amounts allocated to the guaranteed term option are distributed prior to the maturity period, a market value adjustment can be assessed. The assets and liabilities of these separate accounts are carried at fair value.

The Company has a separate account that holds group annuity contracts offered through the Company’s PRT business, wherein the Company provides guaranteed benefit payments to annuitants. The Company issues PRT business out of both the general and separate accounts, and within both, the assets and liabilities of this business are carried at amortized cost. The PRT separate account business has been included as a nonindexed guarantee less than or equal to 4%.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

Another separate account offered by the Company contains a group of universal life policies wherein the assets supporting the account values on the underlying policies reside in a private placement separate account. It provides an annual interest rate guarantee, subject to a minimum guarantee of 3%. The interest rate declared each year reflects the anticipated investment experience of the account. The business has been included as a nonindexed guarantee less than or equal to 4%.

The following tables summarize the separate account reserves of the Company, as of the dates indicated:

(Unaudited) (in millions)	Nonindexed guarantee less than or equal to 4%	Nonindexed guarantee more than 4%	Nonguaranteed separate accounts	Total
September 30, 2024

Premiums, considerations or deposits	$94	$-	$5,130	$ 5,224
Reserves
For accounts with assets at:
Fair value	$1,702	$116	$119,061	$ 120,879
Amortized cost	408	-	-	408

Total reserves[1]	$2,110	$116	$119,061	$ 121,287
By withdrawal characteristics:
With market value adjustment	$1,702	$116	$-	$ 1,818
At fair value	-	-	118,979	118,979
At book value without market value adjustment and with current surrender charge less than 5%	306	-	7	313
Subtotal	$2,008	$116	$118,986	$ 121,110
Not subject to discretionary withdrawal	102	-	75	177

Total reserves[1]	$2,110	$116	$119,061	$ 121,287

1   The total reserves balance does not equal the liabilities related to separate accounts of $122.8 billion in the statutory statements of admitted assets, liabilities, capital and surplus by $1.5 billion, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

(in millions)	Nonindexed guarantee less than or equal to 4%	Nonindexed guarantee more than 4%	Nonguaranteed separate accounts	Total
December 31, 2023

Premiums, considerations or deposits	$88	$-	$6,181	$ 6,269
Reserves
For accounts with assets at:
Fair value	$1,781	$143	$109,609	$ 111,533
Amortized cost	401	-	-	401

Total reserves[1]	$2,182	$143	$109,609	$ 111,934
By withdrawal characteristics:
With market value adjustment	$1,779	$143	$-	$ 1,922
At fair value	-	-	109,522	109,522
At book value without market value adjustment and with current surrender charge less than 5%	304	-	6	310
Subtotal	$2,083	$143	$109,528	$ 111,754
Not subject to discretionary withdrawal	99	-	81	180

Total reserves[1]	$2,182	$143	$109,609	$ 111,934

1   The total reserves balance does not equal the liabilities related to separate accounts of $113.3 billion in the statutory statements of admitted assets, liabilities, capital and surplus by $1.3 billion, due to an adjustment for CARVM/CRVM reserves and other liabilities that have not been allocated to the categories outlined above.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

The following table is a reconciliation of net transfers from separate accounts, as of the dates indicated:

(Unaudited)	September 30,
(in millions)	2024	2023
Net transfers as reported in the statutory statements of operations of the separate accounts:

Transfers to separate accounts	$5,224	$4,673

Transfers from separate accounts	(9,241)	(6,974)

Net transfers from separate accounts	$(4,017)	$(2,301)

Reconciling adjustments:

Exchange accounts offsetting in the general account	(379)	(719)

Fees not included in general account transfers	40	32

Other miscellaneous adjustments not included in the general account balance	32	277

Net transfers as reported in the statutory statements of operations	$(4,324)	$(2,711)

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

(4)	Investments

Bonds and Stocks

The following table summarizes the carrying value, the excess of fair value over carrying value, the excess of carrying value over fair value and the fair value of bonds and stocks, as of the dates indicated:

(in millions)	Carrying value	Fair value in excess of carrying value	Carrying value in excess of fair value	Fair value
September 30, 2024 (Unaudited)
Bonds:
U.S. Government	$91	$-	$-	$91
States, territories and possessions	702	16	34	684
Political subdivisions	319	11	16	314
Special revenues	2,907	56	204	2,759
Industrial and miscellaneous	32,684	513	1,721	31,476
Loan-backed and structured securities	8,823	61	205	8,679
Total bonds	$45,526	$657	$2,180	$44,003
Common stocks unaffiliated	$213	$-	$-	$213
Preferred stocks unaffiliated	37	-	-	37
Total unaffiliated stocks[1]	$250	$-	$-	$250

Total bonds and unaffiliated stocks[1]	$45,776	$657	$2,180	$44,253

December 31, 2023
Bonds:
U.S. Government	$173	$3	$-	$176
States, territories and possessions	609	10	44	575
Political subdivisions	371	11	21	361
Special revenues	2,994	57	248	2,803
Industrial and miscellaneous	31,796	311	2,206	29,901
Loan-backed and structured securities	7,924	38	304	7,658
Total bonds	$43,867	$430	$2,823	$41,474
Common stocks unaffiliated	$231	$-	$-	$231
Preferred stocks unaffiliated	47	-	1	46
Total unaffiliated stocks[1]	$278	$-	$1	$277

Total bonds and unaffiliated stocks[1]	$44,145	$430	$2,824	$41,751

1

Excludes affiliated common stocks with a carrying value of $3.9 billion and $3.4 billion as of September 30, 2024 and December 31, 2023, respectively. Affiliated common stocks include investment in NLAIC and JNL of $3.7 billion and $208 million as of September 30, 2024, respectively. Affiliated common stocks include investment in NLAIC and JNL of $3.2 billion and $203 million as of December 31, 2023, respectively.

The carrying value of bonds on deposit with various states as required by law or special escrow agreement was immaterial as of September 30, 2024 and December 31, 2023.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

The following table summarizes the carrying value and fair value of bonds, by contractual maturity, as of September 30, 2024. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without early redemption penalties:

(in millions) (Unaudited)	Carrying value	Fair value
Bonds:
Due in one year or less	$1,498	$1,490
Due after one year through five years	10,953	10,836
Due after five years through ten years	10,427	10,192
Due after ten years	13,825	12,806
Total bonds excluding loan-backed and structured securities	$36,703	$35,324
Loan-backed and structured securities	8,823	8,679

Total bonds	$45,526	$44,003

The following table summarizes the fair value and unrealized losses on bonds and stocks (amount by which cost or amortized cost exceeds fair value), for which other-than-temporary declines in value have not been recognized, based on the amount of time each type of bond or stock has been in an unrealized loss position, as of the dates indicated:

	Less than or equal to one year		More than one year		Total

(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
September 30, 2024 (Unaudited)
Bonds:
U.S. Government	$85	$1	$1	$-	$86	$1
States, territories and possessions	15	-	317	34	332	34
Political subdivisions	-	-	152	16	152	16
Special revenues	75	2	1,785	202	1,860	204
Industrial and miscellaneous	922	52	18,991	1,749	19,913	1,801
Loan-backed and structured securities	147	7	2,295	200	2,442	207
Total bonds	$1,244	$62	$23,541	$2,201	$24,785	$2,263
Common stocks unaffiliated	$-	$-	$-	$-	$-	$-
Preferred stocks unaffiliated	-	-	1	-	1	-
Total unaffiliated stocks	$-	$-	$1	$-	$1	$-

Total bonds and unaffiliated stocks	$1,244	$62	$23,542	$2,201	$24,786	$2,263

December 31, 2023
Bonds:
U.S. Government	$79	$-	$1	$-	$80	$-
States, territories and possessions	30	-	373	44	403	44
Political subdivisions	51	-	148	21	199	21
Special revenues	45	1	1,934	247	1,979	248
Industrial and miscellaneous	1,093	43	21,615	2,266	22,708	2,309
Loan-backed and structured securities	485	2	4,671	303	5,156	305
Total bonds	$1,783	$46	$28,742	$2,881	$30,525	$2,927
Common stocks unaffiliated	$-	$-	$37	$5	$37	$5
Preferred stocks unaffiliated	3	-	6	-	9	-
Total unaffiliated stocks	$3	$-	$43	$5	$46	$5

Total bonds and unaffiliated stocks	$1,786	$46	$28,785	$2,886	$30,571	$2,932

As of September 30, 2024, management evaluated securities in an unrealized loss position for impairment. As of the reporting date, the Company has the intent and ability to hold these securities until the fair value recovers, which may be maturity, and therefore, does not consider the securities to be other-than-temporarily impaired.

There was no intent to sell loan-backed and structured securities that have been identified as having other-than-temporary impairments for the nine months ended September 30, 2024 and the year ended December 31, 2023.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

Mortgage Loans, Net of Allowance

The following table summarizes the amortized cost of mortgage loans and the related allowance for credit losses as of the dates indicated:

(in millions)	September 30, 2024 (Unaudited)	December 31, 2023
Total amortized cost	$9,583	$9,146
Less: Allowance for credit losses	-	2
Mortgage loans, net of allowance[1,2]	$9,583	$9,144

1	For the nine months ended September 30, 2024 and the year ended December 31, 2023, changes in the valuation allowance were immaterial and due to current period provisions.

2

Effective January 1, 2023, the Company changed its method for reserving for mortgage loans by removing the need for a non-specific reserve. In the Company’s judgment, the change in reserving approach appropriately reflects the credit risk inherent for mortgage loans held. The impact of the change was recorded as a reversal of the non-specific reserves, resulting in an increase to unassigned surplus of $4 million and recorded through ‘Other, net’ activity within the statutory statements of changes in capital and surplus. There was no impact on net income.

As of September 30, 2024 and December 31, 2023, the Company’s mortgage loans classified as delinquent and/or in non-accrual status were immaterial in relation to the total mortgage loan portfolio.

Securities Lending

The fair value of loaned securities was $1.1 billion and $922 million as of September 30, 2024 and December 31, 2023, respectively. The Company held $384 million and $359 million of cash collateral on securities lending as of September 30, 2024 and December 31, 2023, respectively. The carrying value and fair value of reinvested collateral assets were $385 million and $359 million and had a contractual maturity of under 30 days as of September 30, 2024 and December 31, 2023, respectively. The fair value of bonds acquired with reinvested collateral assets was $392 million and $366 million as of September 30, 2024 and December 31, 2023, respectively. There are no securities lending transactions that extend beyond one year as of the reporting date. The Company received $777 million and $584 million of non-cash collateral on securities lending as of September 30, 2024 and December 31, 2023, respectively.

Net Investment Income

The following table summarizes net investment income by investment type, for the nine months ended:

(Unaudited)	September 30,
(in millions)	2024	2023
Bonds	$1,611	$1,420
Mortgage loans	305	261
Other invested assets	616	440
Policy loans	33	32
Derivative instruments[1]	28	17

Other	57	43
Gross investment income	$2,650	$2,213
Investment expenses	(100)	(96)

Net investment income	$2,550	$2,117

1	Includes net investment income applying the prescribed practice under OAC 3901-1-67, as disclosed in Note 2.

The amount of investment income due and accrued that was nonadmitted as of September 30, 2024 and December 31, 2023 was immaterial. Investment income due and accrued as of September 30, 2024 and December 31, 2023 that was admitted was $672 million and $965 million, respectively.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

Net Realized Capital Gains and Losses

The following table summarizes net realized capital gains and losses for the nine months ended:

(Unaudited)	September 30,
(in millions)	2024	2023
Gross gains on sales	$44	$23

Gross losses on sales	(90)	(21)
Net realized (losses) gains on sales	$(46)	$2
Net realized derivative losses	(392)	(242)
Other-than-temporary impairments	(20)	(9)
Total net realized losses	$(458)	$(249)
Tax expense on net gains	3	4
Net realized capital losses, net of tax	$(461)	$(253)
Less: Realized (losses) gains transferred to the IMR	(44)	1
Net realized capital losses, net of tax and transfers to the IMR	$(417)	$(254)

For the nine months ended September 30, 2024, gross realized gains and gross realized losses on sales of bonds were $26 million and $86 million, respectively. For the nine months ended September 30, 2023, gross realized gains and gross realized losses on sales of bonds were $20 million and $18 million, respectively.

The Company did not enter into any material repurchase transactions that would be considered wash sales for the nine months ended September 30, 2024 and 2023.

Investment Commitments

The Company had unfunded commitments related to its investment in limited partnerships and limited liability companies totaling $1.4 billion and $1.0 billion as of September 30, 2024 and December 31, 2023, respectively. As of September 30, 2024 and December 31, 2023, there were $86 million and $99 million of commitments to purchase private placement bonds, respectively. There were $441 million and $490 million of outstanding commitments to fund mortgage loans as of September 30, 2024 and December 31, 2023, respectively.

(5)	Derivative Instruments

The Company is exposed to certain risks related to its ongoing business operations which are managed using derivative instruments.

Interest rate risk management. In the normal course of business, the Company enters into transactions that expose it to interest rate risk arising from mismatches between assets and liabilities. The Company may use interest rate swaps and futures to reduce or alter interest rate exposure.

Interest rate contracts are used by the Company in association with fixed and variable rate investments to achieve cash flow streams that support certain financial obligations of the Company and to produce desired investment returns. As such, interest rate contracts are generally used to convert fixed rate cash flow streams to variable rate cash flow streams or vice versa.

Equity market risk management. The Company issues a variety of insurance products that expose it to equity risks. To mitigate these risks, the Company enters into a variety of derivatives including futures and options.

Indexed crediting risk management. The Company issues a variety of insurance and annuity products with indexed crediting features that expose the Company to risks related to the performance of an underlying index. To mitigate these risks, the Company enters into a variety of derivatives including index options, total return swaps and futures. The underlying indices can have exposure to equites, commodities and fixed income securities.

Other risk management. As part of its regular investing activities, the Company may purchase foreign currency denominated investments. These investments and the associated income expose the Company to volatility associated with movements in foreign exchange rates. As foreign exchange rates change, the increase or decrease in the cash flows of the derivative instrument are intended to mitigate the changes in the functional-currency equivalent cash flows of the hedged item. To mitigate this risk, the Company uses cross-currency swaps.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

Credit risk associated with derivatives transactions. The Company periodically evaluates the risks within the derivative portfolios due to credit exposure. When evaluating this risk, the Company considers several factors which include, but are not limited to, the counterparty credit risk associated with derivative receivables, the Company’s own credit as it relates to derivative payables, the collateral thresholds associated with each counterparty and changes in relevant market data in order to gain insight into the probability of default by the counterparty. The Company also considers the impact credit exposure could have on the effectiveness of the Company’s hedging relationships. As of September 30, 2024 and December 31, 2023, the impact of the exposure to credit risk on the fair value measurement of derivatives and the effectiveness of the Company’s hedging relationships was immaterial.

The following table summarizes the fair value, carrying value and related notional amounts of derivative instruments, as of the dates indicated:

(in millions)	Notional amount	Net Carrying Value	Fair value asset	Fair value liability	Average fair value

September 30, 2024 (Unaudited)

Interest rate swaps	$2,262	$-	$-	$-	$-

Options	184	2	6	-	-

Cross currency swaps	1,607	61	116	(26)	1

Futures	2,320	-	-	-	-

Total derivatives¹	$6,373	$63	$122	$(26)	$1

December 31, 2023

Interest rate swaps	$2,410	$-	$-	$-	$-

Options	137	1	7	-	-

Cross currency swaps	1,621	94	120	(22)	1

Futures	2,925	-	-	-	-

Total derivatives¹	$7,093	$95	$127	$(22)	$1

1	Fair value balance excludes immaterial accrued interest on derivative assets as of September 30, 2024 and December 31, 2023.

The Company received $606 million and $253 million of cash collateral and held $94 million and $49 million of securities off-balance sheet as collateral for derivative assets as of September 30, 2024 and December 31, 2023, respectively. Cash and securities pledged for derivative liabilities were immaterial as of September 30, 2024 and December 31, 2023. The impact of netting as a result of master netting agreements reduced the fair value of derivative assets and liabilities by $23 million and $20 million as of September 30, 2024 and December 31, 2023, respectively. As a result, the Company’s uncollateralized position for derivatives instruments was immaterial in each respective period. In addition, the Company posted initial margin on derivative instruments of $244 million and $256 million as of September 30, 2024 and December 31, 2023, respectively.

The following table summarizes net gains and losses on derivatives programs by type of derivative instrument, as of the dates indicated:

	Net realized gains (losses) recorded in operations		Unrealized gains (losses) recorded in capital and surplus
(Unaudited)	September 30,		September 30,
(in millions)	2024	2023	2024	2023

Cross currency swaps	1	-	(31)	28

Futures	(393)	(242)	51	23

Total	$(392)	$(242)	$20	$51

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

(6)	Fair Value Measurements

The following table summarizes assets and liabilities held at fair value as of September 30, 2024:

(Unaudited)				Net Asset Value (NAV)
(in millions)	Level 1	Level 2	Level 3		Total

Assets

Bonds	$-	$13	$-	$-	$13

Common stocks unaffiliated	37	176	-	-	213

Preferred stocks unaffiliated	-	30	7	-	37

Separate account assets	113,160	1,624	33	7,201	122,018

Assets at fair value	$113,197	$1,843	$40	$7,201	$122,281

The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the nine months ended September 30, 2024:

(Unaudited)	Preferred stocks unaffiliated	Separate account assets
(in millions)			Assets at fair value

Balance as of December 31, 2023	$7	$51	$58

Net gains (losses):

In surplus	(1)	(4)	(5)

Purchases	1	-	1

Sales	-	(14)	(14)

Balance as of September 30, 2024	$7	$33	$40

The following table summarizes assets and liabilities held at fair value as of December 31, 2023:

(in millions)	Level 1	Level 2	Level 3	Net Asset Value (NAV)	Total

Assets

Bonds	$-	$7	$-	$-	$7

Common stocks unaffiliated	67	164	-	-	231

Preferred stocks unaffiliated	-	39	7	-	46

Separate account assets	104,555	1,637	51	6,430	112,673

Assets at fair value	$104,622	$1,847	$58	$6,430	$112,957

The following table presents the rollforward of Level 3 assets and liabilities held at fair value during the year ended December 31, 2023:

(in millions)	Preferred stocks unaffiliated	Separate account assets	Assets at fair value

Balance as of December 31, 2022	$6	$55	$61

Net gains (losses):

In surplus	1	(1)	-

Purchases	3	-	3

Sales	(3)	(3)	(6)

Balance as of December 31, 2023	$7	$51	58

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

The following table summarizes the carrying value and fair value of the Company’s assets and liabilities not held at fair value as of the dates indicated. The valuation techniques used to estimate these fair values are described below or in Note 2 to the 2023 NLIC audited statutory financial statements.

	Fair Value
(in millions)	Level 1	Level 2	Level 3	Total fair value	Carrying value

September 30, 2024 (Unaudited)

Assets:

Bonds	$93	$37,100	$6,797	$43,990	$45,513

Mortgage loans, net of allowance	-	-	8,651	8,651	9,583

Policy loans	-	-	1,032	1,032	1,032

Derivative assets	-	116	6	122	94

Cash, cash equivalents and short-term investments	266	1,875	37	2,178	2,178

Securities lending collateral assets	385	-	-	385	385

Separate account assets	6	428	296	730	733

Total assets	$750	$39,519	$16,819	$57,088	$59,518

Liabilities:

Investment contracts	$-	$-	$3,504	$3,504	$3,503

Derivative liabilities	-	26	-	26	31

Total liabilities	$-	$26	$3,504	$3,530	$3,534

December 31, 2023

Assets:

Bonds	$175	$35,293	$5,999	$41,467	$43,860

Mortgage loans, net of allowance	-	-	8,047	8,047	9,144

Policy loans	-	-	969	969	969

Derivative assets	-	120	7	127	113

Cash, cash equivalents and short-term investments	(52)	1,607	-	1,555	1,555

Securities lending collateral assets	359	-	-	359	359

Separate account assets	5	411	157	573	597

Total assets	$487	$37,431	$15,179	$53,097	$56,597

Liabilities:

Investment contracts	$-	$-	$3,265	$3,265	$3,242

Derivative liabilities	-	22	-	22	17

Total liabilities	$-	$22	$3,265	$3,287	$3,259

Mortgage loans, net of allowance. The fair values of mortgage loans are primarily estimated using discounted cash flow analyses based on interest rates currently being offered for similar loans to borrowers with similar credit ratings.

Policy loans. The carrying amount reported in the statutory statements of admitted assets, liabilities, capital and surplus approximates fair value as policy loans are fully collateralized by the cash surrender value of underlying insurance policies.

Securities lending collateral assets. These assets are comprised of bonds and short-term investments and the respective fair values are estimated based on the fair value methods described in Note 2 to the 2023 NLIC audited statutory financial statements.

Investment contracts. For investment contracts without defined maturities, fair value is the amount payable on demand, net of surrender charges. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used in this analysis are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued. The fair value of adjustable-rate contracts approximates their carrying value.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

(7)	Federal Income Taxes

The following table summarizes the Company’s income tax incurred and change in deferred income tax. The total income tax and change in deferred income tax differs from the amount obtained by applying the federal statutory rate to income before tax as follows, for the nine months ended:

(Unaudited)	September 30,

(in millions)	2024	2023

Current income tax expense	$53	$99

Change in deferred income tax (without tax on unrealized gains and losses)	(50)	(102)

Total income tax expense (benefit) reported	$3	$(3)

Income before income and capital gains taxes	$864	$660

Federal statutory tax rate	21%	21%

Expected income tax expense at statutory tax rate	$181	$139

(Decrease) increase in actual tax reported resulting from:

Dividends received deduction	(142)	(116)

Tax credits	(33)	(32)

Other	(3)	6

Total income tax expense (benefit) reported	$3	$(3)

(8)	Transactions with Affiliates

There were no changes that were considered significant to the Company from prior year end, except for the following. See Note 12 to the 2023 NLIC audited statutory financial statements for additional information regarding transactions with affiliates.

As of September 30, 2024, the Company received capital contributions of $70 million from NFS.

As of September 30, 2024, the Company made capital contributions to NLAIC of $400 million.

During 2024, Eagle declared distributions to the Company based on their earned surplus position. On November 8, 2024, the Company received a dividend distribution of $81 million that was declared on September 30, 2024. The dividend receivable was recorded in investment income due and accrued as of September 30, 2024. On August 9, 2024, the Company received a dividend distribution of $131 million that was declared on June 28, 2024. On May 10, 2024, the Company received a dividend distribution of $365 million that was declared on March 29, 2024.

On February 28, 2024, the Company and NWSBL executed a replacement $850 million unsecured promissory note and revolving line of credit agreement with a maturity date of February 27, 2025. As of September 30, 2024, NWSBL had outstanding borrowings of $616 million. Subsequent to the reporting date, NWSBL made draws on the revolving line of credit agreement, increasing the outstanding borrowings to $706 million as of the subsequent event date.

(9)	Regulatory Risk-Based Capital, Dividend Restrictions and Unassigned Surplus

The NAIC RBC model law requires every insurer to calculate its total adjusted capital and RBC requirement to ensure insurer solvency. Regulatory guidelines provide for an insurance commissioner to intervene if the insurer experiences financial difficulty, as evidenced by a company’s total adjusted capital falling below established relationships to required RBC. The model includes components for asset risk, liability risk, interest rate exposure and other factors. The State of Ohio, where the Company is domiciled, imposes minimum RBC requirements that are developed by the NAIC. The formulas in the model for determining the amount of RBC specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of total adjusted capital to authorized control level RBC, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, all of which require specified corrective action. The Company exceeded the minimum RBC requirements for the annual periods presented in the 2023 NLIC audited statutory financial statements.

The State of Ohio insurance laws require insurers to seek prior regulatory approval to pay a dividend or distribution of cash or other property if the fair market value thereof, together with that of other dividends or distributions made in the preceding twelve months, exceeds the greater of (i) 10% of surplus as regards policyholders as of the prior December 31 or (ii) the net income of the insurer as of the prior year. No dividends were paid by the Company to NFS for the nine months ended September 30, 2024 and 2023. The Company’s surplus as regards policyholders as of September 30, 2024, was $12.2 billion and statutory net income for the nine months ended September 30, 2024 was $811 million. As of October 1, 2024, the Company has the ability to pay dividends to NFS totaling $1.2 billion without obtaining prior approval.

NATIONWIDE LIFE INSURANCE COMPANY

(a wholly owned subsidiary of Nationwide Financial Services, Inc.)

Notes to September 30, 2024 and 2023 Statutory Financial Statements (Unaudited)

The State of Ohio insurance laws also require insurers to seek prior regulatory approval for any dividend paid from other than earned capital and surplus. Earned capital and surplus is defined under the State of Ohio insurance laws as the amount equal to the Company’s unassigned funds as set forth in its most recent statutory financial statements, including net unrealized capital gains and losses or revaluation of assets. Additionally, following any dividend, an insurer’s policyholder capital and surplus must be reasonable in relation to the insurer’s outstanding liabilities and adequate for its financial needs. The payment of dividends by the Company may also be subject to restrictions set forth in the insurance laws of the State of New York that limit the amount of statutory profits on the Company’s participating policies (measured before dividends to policyholders) available for the benefit of the Company and its stockholders.

PART II
INFORMATION NOT REQUIRED IN A PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution
The expenses in connection with the issuance and distribution of the contracts are as follows (except for the Securities and Exchange Commission Registration Fee, all amounts shown are estimates):
Securities and Exchange Commission Registration Fee: N/A
Accounting expenses: $60,000.00
Legal expenses: $45,484.00
Cost of Independent Registered Public Accounting Firm Consent: $30,000.00
Cost of Independent Registered Public Accounting Firm Audit of Registrant’s Financial Statements: $5,738,033.00
Item 14.
Indemnification of Directors and Officers
Ohio's General Corporation Law expressly authorizes and Nationwide's Amended and Restated Code of Regulations provides for indemnification by Nationwide of any person who, because such person is or was a director, officer or employee of Nationwide, was or is a party, or is threatened to be made a party to:
•
any threatened, pending or completed civil action, suit or proceeding;
•
any threatened, pending or completed criminal action, suit or proceeding;
•
any threatened, pending or completed administrative action or proceeding;
•
any threatened, pending or completed investigative action or proceeding.
The indemnification will be for actual and reasonable expenses, including attorney's fees, judgments, fines and amounts paid in settlement by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by Ohio's General Corporation Law. Nationwide has been informed that in the opinion of the Securities and Exchange Commission, the indemnification of directors, officers or persons controlling Nationwide for liabilities arising under the Securities Act of 1933 ("Act") is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act. Nationwide and its directors, officers and/or controlling persons will be governed by the final adjudication of such issue. Nationwide will not be required to seek the court's determination if, in the opinion of Nationwide's counsel, the matter has been settled by controlling precedent.
However, the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is permitted.
Item 15.
Recent Sales of Unregistered Securities.
Not Applicable
Item 16.
Exhibits and Financial Statement Schedules
(A)
Exhibits
(1)	Not applicable
(2)
Articles of Merger of Nationwide Life Insurance Company of America with and into Nationwide Life
Insurance Company effective December 31, 2009-filed previously on January 4, 2010, with N-4 Registration
No. 333-164125.

(3)	(a)
Amended Articles of Incorporation Nationwide Life Insurance Company-filed previously on October 2,
2008, with Pre-Effective Amendment No. 3 to Form S-1 for Nationwide Life Insurance Company,
Registration No. 333-149613.

(3)	(b)	Nationwide Life Insurance Company Amended and Restated Code of Regulations- filed previously on January 4, 2010, with N-4 Registration No. 333-164125.

(4)	(a)	Individual Annuity Contract-(Form No. VACC-0124AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
(4)	(b)	Contract Specification Page (Form No. VABB-0130AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
(4)	(c)	Application - (Form No. VAAA-0178M3) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
(4)	(d)
Increase in Remaining Preferred Withdrawal Amount After A Long-Term Care or Terminal Illness or
Injury Event Endorsement (Form No. VAZZ-0207AO) - Filed previously on November 17, 2023, with
S-1 Registration No. 333-275629.

(4)	(e)	Strategy Endorsement - (Form No. VAZZ-0235AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
(4)	(f)	Market Value Adjustment (MVA) Endorsement - (Form No. VAZZ-0236AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
(4)	(g)	Tax Endorsements
		(1)	IRA Endorsement (Form No. ICC22-AAZZ-0112AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
		(2)	Roth Endorsement (Form No. ICC22-AAZZ-0114AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629
		(3)	Simple Endorsement (Form No. ICC22-AAZZ-0116AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
		(4)	Qualified Plan Endorsement (Form No. ICC22-AAZZ-0118AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629
		(5)	Qualified Plan Endorsement for 401k (Form No. ICC22-AAZZ-0124AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
		(6)	Civil Union Endorsement (Form No. VAZZ-0170NJ) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
		(7)	Beneficial Ownership Endorsement for Qualified Contracts (Form No. VAZZ-0208AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
		(8)	Beneficial Ownership Endorsement for Non-Qualified Contracts (Form No. VAZZ-0209AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
		(9)	Charitable Remainder Trust Annuity Endorsement (Form No. VAZZ-0210AO) - Filed previously on November 17, 2023, with S-1 Registration No. 333-275629.
(4)	(h)	Individual Annuity Contract-(Form No. ICC24-VACC-0124AO) – Attached hereto
(4)	(i)	Strategy Endorsement - (Form No. ICC24-VAZZ-0235AO) – Attached hereto
(4)	(j)	MVA Endorsement - (Form No. ICC24-VAZZ-0236AO) – Attached hereto
(5)	Opinion Regarding Legality – Attached hereto.
(6)	Not applicable
(7)	Not applicable
(8)	None
(9)	Not applicable
(10a)
Tax Sharing Agreement dated as of January 2, 2009 between Nationwide Life Insurance Company and any corporation that is or may hereafter become a subsidiary of Nationwide Life Insurance Company - filed previously on March 27, 2012 with Post-Effective Amendment No. 17 to Form S-1 for Nationwide Life
Insurance Company, Registration No. 333-49112.

(10b)
Third Amended and Restated Cost Sharing Agreement dated January 1, 2014 by and among Nationwide
Mutual Insurance Company, Nationwide Mutual Fire Insurance Company, and their respective direct and indirect subsidiaries and affiliates – filed previously on March 30, 2020 with Form S-1, Registration No. 333-
237472.

(11)	Not applicable
(12)	Not applicable

(13)	Not applicable
(14)	Not applicable
(15)	Not applicable
(16)	Not applicable
(17)	Not applicable
(18)	Not applicable
(19)	Not applicable
(20)	Not applicable
(21)	Subsidiaries of the Registrant – Attached hereto.
(22)	Not applicable
(23)	(i) Consent of Independent Registered Public Accounting Firm – Attached hereto.
(23)	(ii) Consent of Counsel – Attached hereto as Exhibit 5.
(24)	Power of Attorney – Attached hereto.
(25)	Not applicable
(26)	Not applicable
(27)	Not applicable
(101.INS)	Not applicable
(101.SCH)	Not applicable
(101.CAL)	Not applicable
(101.DEF)	Not applicable
(101.LAB)	Not applicable
(101.PRE)	Not applicable
(107)	Filing Fee Table – Filed previously on November 17, 2023 with Form S-1 Registration No. 333-275629.
(B)
Financial Statement Schedules
All required financial statement schedules of Nationwide Life Insurance Company are included in Part I of this registration statement.
Item 17.
Undertakings
The undersigned registrant hereby undertakes:
(A)
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)
Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(b)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
(d)
Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officers or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
As required by the Securities Act of 1933, the Registrant certifies that it has caused this Registration Statement to be signed by the undersigned, duly authorized, in the City of Columbus, and State of Ohio, on January 29, 2025.
NATIONWIDE LIFE INSURANCE COMPANY
(Registrant)
By: /s/ John L. Carter*
John L. Carter President and Chief Operating Officer
As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on January 29, 2025.
/s/ JOHN L. CARTER*
John L. Carter, President and Chief Operating Officer and Director (Principal Executive Officer)
/s/ TIMOTHY G. FROMMEYER*
Timothy G. Frommeyer, Executive Vice President and Director
/s/ CRAIG A. HAWLEY*
Craig A. Hawley, Senior Vice President-Nationwide Annuity and Director
/s/ STEVEN A. GINNAN*
Steven A. Ginnan, Senior Vice President-Chief Financial Officer-Nationwide Financial and Director (Chief Financial Officer)
/s/ HOLLY R. SNYDER*
Holly R. Snyder, Senior Vice President and Director
/s/ KIRT A. WALKER*
Kirt A. Walker, Director
/s/ JAMES D. BENSON*
James D. Benson, Senior Vice President-Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)
*By: /s/ Jamie Ruff Casto
Jamie Ruff Casto Attorney-in-Fact Pursuant to Power of Attorney